UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EXTREME NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Extreme Networks, Inc.

3585 Monroe Street

Santa Clara, California 95051

(408) 579-2800

October 25, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders to be held on Thursday, December 6, 2007 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

At this meeting you are being requested to elect two Class III members of the Board of Directors for a three-year term, and to ratify the appointment of our independent auditors for fiscal 2008. Our Board of Directors recommends that you vote in favor of these proposals. Please refer to the Notice of Annual Meeting of Stockholders and Proxy Statement for further information on each of these proposals.

It is important that you use this opportunity to take part in the affairs of Extreme Networks by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. We also provide our stockholders the opportunity to receive stockholder communications electronically. If you elected for electronic delivery of the Proxy Statement and Annual Report on Form 10-K for fiscal year 2007, you will not be receiving a proxy card and must vote electronically. For more information, see “Electronic Delivery of Stockholder Communications” in the Proxy Statement. Our Annual Report on Form 10-K for the fiscal year ended July 1, 2007, and a stock price performance graph are also enclosed.

After completion of the scheduled business, we will review the activities of Extreme Networks over the past year and our upcoming plans. If you have any further questions concerning the annual meeting or any of the proposals, please contact Extreme Networks Investor Relations at (408) 579-3030. We look forward to your attendance at the annual meeting.

Yours Very Truly,

Mark Canepa President & Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 25, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of Stockholders of Extreme Networks, Inc., a Delaware corporation, will be held on Thursday, December 6, 2007 at 2:00 p.m. Pacific Time at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051, for the following purposes:

1.	To elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 29, 2008; and

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on October 24, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to attend and vote at the meeting will be available for review by any stockholder during normal business hours at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alicia Jayne Moore
Alicia Jayne Moore Vice President, Corporate Business Development, General Counsel and Secretary

Santa Clara, California

October 25, 2007

IMPORTANT: To assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed envelope or follow the instructions on the enclosed proxy card to vote by telephone or via the Internet. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a stock price performance graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for The Nasdaq Stock Market (U.S. companies) and the Nasdaq Computer Manufacturing Stocks Index for the period commencing June 28, 2002 and ending on June 29, 2007.

Comparison of Five–Year Cumulative Total Returns

Performance Graph for

Extreme Networks, Inc.

Produced on 08/23/2007 including data to 06/29/2007

$210
$200
$190
$180
$170
$160
$150
$140
$130
$120
$110
$100
$90
$80
$70
$60
$50
$40
$30
206.4
179.3
40.1
06/28/2002
06/27/2003
06/25/2004
07/01/2005
06/30/2006
06/29/2007

Legend

Symbol	CRSP Total Returns Index for:	06/2002	06/2003	06/2004	07/2005	06/2006	06/2007
——— ■	Extreme Networks, Inc.	100.0	53.9	52.4	40.5	41.2	40.1
— — ★	Nasdaq Stock Market (US Companies)	100.0	111.2	139.0	141.5	150.4	179.3
- - - ▲	Nasdaq Computer Manufacturers Stocks SIC 3570-3579 US & Foreign	100.0	114.6	134.1	150.6	143.7	206.4

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 06/28/2002.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago. Used with permission. All rights reserved.

14016/80030000

©Copyright 2007

TO THE PROXY STATEMENT

i

EQUITY COMPENSATION PLAN INFORMATION	57

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	58

REPORT OF THE COMPENSATION COMMITTEE	59

REPORT OF THE AUDIT COMMITTEE	60

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING	61

TRANSACTION OF OTHER BUSINESS	61

COMMUNICATING WITH EXTREME NETWORKS	62

ii

EXTREME NETWORKS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is requesting that you permit your common stock to be represented at the Annual Meeting of Stockholders of Extreme Networks, to be held on Thursday, December 6, 2007 (the “2007 Annual Meeting”), or any postponement or adjournment thereof, by the proxies named on the enclosed proxy card for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Voting materials, which include the Proxy Statement, the 2007 Annual Report on Form 10-K for the fiscal year ended July 1, 2007, a stock price performance graph, and the accompanying proxy card, will be first mailed on or about November 6, 2007 to all stockholders entitled to vote at the annual meeting, and, on or about the same date, electronic versions of these documents will be sent via email to stockholders who have registered for electronic delivery.

Who May Vote

You may vote your shares of Extreme Networks’ common stock if our records show that you owned your shares on October 24, 2007. At the close of business on that date, 114,753,405 shares of Extreme Networks’ common stock were outstanding and eligible to vote. You are entitled to one vote for each share you hold.

Voting Your Proxy

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

To assure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. Instructions for voting by telephone, by using the Internet or by mail are on your proxy card. When you vote via the Internet or by phone, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. A stockholder who has given a proxy may revoke it at any time before it is exercised by (i) filing with the Investor Relations department of Extreme Networks a written revocation or a duly executed proxy bearing a later date, or (ii) by voting in person at the annual meeting.

For those stockholders who are voting by Internet and received notification by mail, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

2.	Complete the electronic ballot and submit your voting instructions.

3.	Provide your email address if you want confirmation of your voting instructions.

Or, for those stockholders who are voting by Internet and received notification by email, follow these steps:

1.	Log on to www.proxyvote.com. To access an electronic ballot, enter the twelve-digit number contained in your email message and the personal identification number (PIN) you used when you enrolled for electronic delivery.

2.	The ballot displayed contains Internet links to the applicable materials; read them carefully.

3.	Complete the electronic ballot and submit your voting instructions.

For those stockholders who are voting by telephone, follow these steps:

1.	Dial 1-800-690-6903 using a touch-tone telephone.

2.	You will be prompted to enter the twelve-digit number contained in the proxy card or voting instruction form accompanying the Proxy Statement.

3.	Follow the instructions the vote voice provides you to submit your voting instructions.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the voting instructions set forth above. If you provide specific voting instructions, your shares will be voted as you have instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. All shares represented by valid proxies received before the meeting will be voted.

Votes Needed to Hold the Meeting

The annual meeting will be held if a majority of the Extreme Networks’ outstanding shares of common stock entitled to vote, whether present in person or represented by proxy, is represented at the meeting. This is called a “quorum.” Your shares will be counted for purposes of determining if there is a quorum if you are present and vote in person at the meeting, or have properly submitted a proxy card or voted by telephone or by using the Internet, even if you wish to abstain from voting on some or all matters introduced at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Matters to Be Voted On at the Meeting

The following matters will be presented for your consideration at the annual meeting:

1.	A proposal to elect two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

2.	A proposal to ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 29, 2008; and

3.	The transaction of such other business as may properly come before the meeting.

Cost of This Proxy Solicitation

We will pay the costs of the solicitation. We may request banks and brokers and other custodians, nominees and fiduciaries to solicit their customers who own our common stock and will reimburse them for reasonable out-of-pocket expenses. Our employees, directors, officers and others may solicit proxies on our behalf, personally or by telephone, without additional compensation. We are soliciting proxies electronically through the Internet from stockholders who previously registered to receive proxy materials electronically through the Internet.

Attending the Meeting

Stockholders may attend our annual meeting in person. The annual meeting will be held at 2:00 p.m. Pacific Time on Thursday, December 6, 2007 at the Executive Briefing Center at our headquarters located at 3585 Monroe Street, Santa Clara, California 95051.

You may vote shares held directly in your name in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card or proof of identification for entrance to the meeting. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from your broker, bank or other nominee that holds your shares.

Changing Your Vote

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, voting on a later date by telephone or by using the Internet (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy; you must specifically revoke your proxy. See “Voting Your Proxy” above for further instructions.

Our Voting Recommendations

Our Board of Directors recommends that you vote:

•	“FOR” the election of two Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal;

•	“FOR” ratification of the appointment of Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending June 29, 2008.

Voting Results

The preliminary voting results will be announced at the meeting. The final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

Electronic Delivery of Stockholder Communications

This year we are pleased to again offer our stockholders the opportunity to receive stockholder communications electronically. By signing up for electronic delivery, you can receive the Annual Report on Form 10-K and the Proxy Statement via email notification as soon as these are available. You may also submit your stockholder votes online. This will help to reduce the number of paper documents in your personal files, eliminate duplicate mailings, conserve natural resources, and save on our printing and mailing costs. To sign up for electronic delivery, visit http://www.extremenetworks.com/aboutus/investor/Default.asp and enter information for all of your Extreme Networks’ stockholdings. Your enrollment will be effective until canceled. You may access the Notice of Annual Meeting of Stockholders, the Proxy Statement, the Annual Report on Form 10-K and the stock price performance graph on the Internet at http://www.extremenetworks.com/aboutus/investor/Default.asp. If you have questions about electronic delivery, please call Extreme Networks Investor Relations at (408) 579-3030.

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Extreme Networks’ stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of voting materials, which includes the Proxy Statement, proxy card, the 2007 Annual Report to Stockholders on Form 10-K and the stock price performance graph, to stockholders who share the same address.

How To Obtain A Separate Set of Voting Materials

If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (408) 579-3030, or by writing us at: Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051, Attn: Investor Relations.

PROPOSAL ONE:

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of three Class I directors, two Class II directors and three Class III directors. The current term of the Class III directors will expire on the date of the upcoming annual meeting.

At the recommendation of the Board of Directors’ Nominating and Corporate Governance Committee, the Board of Directors’ nominees for election at the 2007 Annual Meeting as Class III directors are Charles Carinalli and John C. Shoemaker. Messrs. Carinalli and Shoemaker are currently members of the Board of Directors of Extreme Networks. The third current Class III director is W. Michael West, who is not standing for re-election at the 2007 Annual Meeting, leaving his Board seat vacant upon the expiration of his term at the 2007 Annual Meeting.

Please see below for information concerning each nominee. If elected, Messrs. Carinalli and Shoemaker will serve as directors until the annual meeting of stockholders in 2010 and until their successors are elected and qualified or until their earlier resignation or removal.

If either Mr. Carinalli or Mr. Shoemaker declines to serve or becomes unavailable for any reason, or if a vacancy otherwise occurs before the election, although management knows of no reason that this will occur, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee or the Board of Directors may designate.

Vote Required and Board of Directors Recommendation

The persons receiving the highest number of votes represented by outstanding shares of common stock present or represented by proxy and entitled to vote at the annual meeting of stockholders will be elected. Votes for and against, abstentions and broker non-votes will be counted as present in determining if a quorum is present; however, abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED ABOVE.

Following are profiles for the Class III directors nominated for election at the upcoming annual meeting and for each Class I and Class II director. With the exception of Mr. Shoemaker, the stockholders previously elected each of these directors to the Board of Directors.

Nominees for Class III Directors Serving a Term Expiring at the 2010 Annual Meeting

Charles Carinalli.    Mr. Carinalli has served as a director of Extreme Networks since October 1996 and is currently a Principal of Carinalli Ventures. From 1999 to May 2002, Mr. Carinalli was Chief Executive Officer and a director of Adaptive Silicon, Inc., a developer of semiconductors. From November 2000 to November 2001, Mr. Carinalli served as Chairman of Clearwater Communications, Inc., a privately held telecommunications company. From December 1996 to July 1999, Mr. Carinalli served as President, Chief Executive Officer and a director of Wavespan, Inc., a developer of wireless broadband access systems that was acquired by Proxim, Inc. From 1970 to 1996, Mr. Carinalli served in various positions for National Semiconductor, Inc., a publicly traded company developing analog-based semiconductor products, most recently as Senior Vice President and Chief Technical Officer. Mr. Carinalli also currently serves on the Boards of Directors of privately held companies and Fairchild Semiconductor, a publicly traded semiconductor company, including positions on Fairchild’s compensation committee and nominating and corporate governance committee. Mr. Carinalli holds an M.S.E.E. from Santa Clara University and a B.S.E.E. from the University of California, Berkeley.

John C. Shoemaker.    Mr. Shoemaker has served as a director of our company since October 2007. Mr. Shoemaker has three decades of high-technology experience. Beginning in 1990 and continuing through June 2004, Mr. Shoemaker held various executive management positions at Sun Microsystems, a publicly-traded provider of network computing infrastructure solutions, including executive vice president, worldwide operations organizations, and executive vice president and general manager for its Computer Systems Division. Previously, Mr. Shoemaker served in a number of senior executive positions with the Xerox Corporation, a publicly-traded provider of document management technology and services. Mr. Shoemaker received a bachelor’s degree from Hanover College, where he is currently on the Board of Trustees. He also holds a Master of Business Administration degree from Indiana University where he is a member of the School of Business Dean’s Advisory Council and CIO Advisory Council. He has also completed Ph.D. coursework at the Indiana University School of Government and has served on the boards of various private and not-for-profit entities, including the Indiana University Foundation. Mr. Shoemaker is a member of the Boards of Directors of Altera Inc., a publicly-traded provider of programmable logic solutions, and is Chairman of the Board of Directors and a member of the audit committee of SonicWALL, Inc., a publicly-traded designer, developer and manufacturer of comprehensive network security, email security, secure remote access, and backup and recovery solutions.

Class III Director Serving a Term Expiring at the 2007 Annual Meeting; Not Standing for Re-Election

W. Michael West.    Mr. West has served as a director since August 30, 2006 and as Chairman of the Board of Directors of Extreme Networks from September 2004 until October 2006. From June 2003 to July 2004, Mr. West served as director of Larscom Incorporated, a telecommunications equipment provider. From April 2002 to June 2003, Mr. West served as Chief Executive Officer of VINA Technologies, Inc., a telecommunications equipment provider, and served as its chairman of the Board of Directors from June 1999 to June 2003. From September 1997 to January 1998, Mr. West served as Executive Vice President for Lucent Technologies, a communications company. From February 1995 to July 1997, Mr. West was President, Chief Operating Officer and a director of Octel Communications, a telecommunications equipment provider, after having served as an Executive Vice President from September 1986 to February 1995. Mr. West held multiple positions at Rolm Corp from 1979 to September 1986, most recently as general manager of the National Sales Division.

Class I Directors Serving a Term Expiring at the 2008 Annual Meeting

Gordon L. Stitt.    Mr. Stitt has served as our Chairman of the Board of Directors since October 2006. Mr. Stitt co-founded Extreme Networks in May 1996 and served as our President and Chief Executive Officer since its inception until August 30, 2006, and he remained with the Company as a regular employee until December 4, 2006. He also has served as a director of Extreme Networks since its inception. In 1989, Mr. Stitt co-founded Network Peripherals, Inc., a designer and manufacturer of high-speed networking technology. He served as Vice President of Marketing, then as Vice President and General Manager of the OEM Business Unit until 1995. Mr. Stitt currently serves on the Boards of Directors of privately held companies. Mr. Stitt also serves as Chairman of the Industry Advisory Board for the Computer Engineering Department at Santa Clara University. Mr. Stitt holds an M.B.A. from the Haas School of Business of the University of California, Berkeley and a B.S. in Electrical Engineering and Computer Science from Santa Clara University.

Mark Canepa.    Mr. Canepa joined Extreme as President and Chief Executive Officer on August 30, 2006 and our Board of Directors appointed him as member of the Board in October 2006. Prior to joining Extreme, he was with Sun Microsystems where he served as Executive Vice President of the Network Storage Products Group. Prior to that role, he served in multiple vice president and general manager roles at Sun, after joining the company in 1996. Mr. Canepa’s prior experience also includes several general manager positions at Hewlett-Packard Company, including development and marketing of the firm’s workstation products. Mr. Canepa holds a B.S. and an M.S. in Electrical Engineering from Carnegie Mellon University, and he has also completed the University of Pennsylvania’s Advanced Management Program at the Wharton School.

Kenneth Levy.    Mr. Levy has served as a director of Extreme Networks since October 2001. Mr. Levy is a private investor. Mr. Levy is the Chairman Emeritus of KLA-Tencor. He co-founded KLA Instruments

Corporation in 1975 (now KLA-Tencor Corporation after a merger in 1997). From July 1, 1999 until October 2006 he was Chairman of the Board and a director of KLA-Tencor, a supplier of process control and yield management solutions for the semiconductor industry. From July 1998 until June 30, 1999, he was the Chief Executive Officer and a director of KLA-Tencor, and from April 30, 1997 until June 30, 1998, he served as its Chairman of the Board. From 1975 until April 30, 1997, he was Chairman of the Board and Chief Executive Officer of KLA Instruments Corporation. Mr. Levy currently serves on the board of directors of Saifun Semiconductors Ltd., a provider of intellectual property solutions for the non-volatile memory market. Mr. Levy holds an M.S.E.E. from Syracuse University and a B.S. in Electrical Engineering from City College of New York. Mr. Levy is a member of the National Academy of Engineering.

Class II Directors Serving a Term Expiring at the 2009 Annual Meeting

Bob L. Corey.    Mr. Corey has served as a director of Extreme Networks since December 2003. Mr. Corey served as Executive Vice President and Chief Financial Officer for Thor Technologies, Inc., a provider of enterprise provisioning software from May 2003 until January 2006, after Oracle Corporation acquired Thor Technologies, Inc. in November 2005. Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software, from May 2000 to August 2002. Mr. Corey served as Senior Vice President of Finance and Administration and Chief Financial Officer for Forte Software, Inc., a provider of software development tools and services, from May 1998 to April 2000, and in February 1999, Mr. Corey was elected to its Board of Directors. Forte Software, Inc. completed a merger with Sun Microsystems, Inc. in October 1999. Mr. Corey served as Executive Vice President and Chief Financial Officer of SyQuest Technology Inc., a provider of removable storage solutions, from July 1997 to April 1998. Mr. Corey also serves on the Boards of Directors of Interwoven, Inc., a publicly traded company and provider of enterprise content management software, and Veraz Networks, a publicly traded company and provider of IP softswitches, media gateways and digital compression products, and he acts as the Chairman of each of their audit committees. Mr. Corey also currently serves on the Board of Directors of a private company.

Harry Silverglide.    Mr. Silverglide has served as a director of Extreme Networks since June 2004. From January 1997 to July 2002, Mr. Silverglide served as the Vice President of Sales of Extreme Networks. From May 1995 to January 1997, he served as Vice President of Western Region Sales for Bay Networks. From July 1994 to May 1995, he served as Vice President of Sales for Centillion Networks, a provider of LAN switching products which was acquired by Bay Networks in 1995. From April 1984 to July 1994, he worked in sales and senior sales management positions at Ungermann Bass, a network communications company.

The following table provides information concerning the age and background of our directors and nominees as of October 1, 2007.

Name	Principal Occupation with Extreme Networks, Inc.	Age	Director Since	Class
Gordon L. Stitt	Chairman of the Board of Directors, Former President, Chief Executive Officer and Director	51	1996	I
Mark Canepa	President, Chief Executive Officer and Director	52	2006	I
Kenneth Levy	Director	64	2001	I
Bob. L. Corey	Director	56	2003	II
Harry Silverglide	Director	61	2004	II
Charles Carinalli	Director	59	1996	III
W. Michael West	Director (not standing for re-election to the Board at the 2007 Annual Meeting)	57	2004	III
John C. Shoemaker	Director Nominee	64	2007	III

Directors in Class I are serving a term expiring at the 2008 annual meeting of stockholders. Directors in Class II are serving a term expiring at the 2009 annual meeting of stockholders. Directors in Class III are serving a term expiring at the 2007 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers.

CORPORATE GOVERNANCE

Our Board of Directors currently consists of eight directors. The directors are divided into three classes – Class I, Class II and Class III, with each class consisting of a minimum of two directors and each class having a three-year term. The Class I directors are Messrs. Mark Canepa, Gordon L. Stitt and Kenneth Levy. The Class II directors are Messrs. Bob L. Corey and Harry Silverglide. The Class III directors are Messrs. Charles Carinalli, W. Michael West and John C. Shoemaker. W. Michael West is not standing for re-election as a Class III director at the 2007 Annual Meeting.

The Board of Directors has determined that, other than Mark Canepa, W. Michael West and Gordon Stitt, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

The structure of the Board of Directors is staggered, so that Class III, Class I and Class II directors will serve until the annual meetings of stockholders to be held in 2007, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The Board has a mandatory retirement age of seventy (70).

In September 2004, the Board of Directors appointed W. Michael West as the Chairman of the Board. Until September 1, 2006, Mr. West also was engaged by us as “working chairman.” In this capacity, in addition to his role as Chairman of the Board, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. As a result of the nature of his role and his compensation structure, the Board determined that he is not an “independent” director within the meaning of the Nasdaq Marketplace Rules. On October 25, 2006, Mr. Stitt assumed the role of Chairman of the Board. Mr. West is not standing for re-election to the Board at the 2007 Annual Meeting.

Charles Carinalli has been elected by the independent members of the Board of Directors as the lead independent director. Mr. Carinalli’s duties as lead independent director may include:

•	chairing executive sessions of the independent directors;

•

serving as liaison between the Chairman of the Board of Directors and the independent directors, including, communicating to the Chairman and Chief Executive Officer, as appropriate, the results of executive sessions of the independent directors;

•	ensuring that independent directors have adequate opportunities to meet without management present;

•	serving as designated contact for communication to independent directors, including being available for consultation and direct communication with major shareholders;

•	ensuring that the independent directors have an opportunity to provide input on the agenda for Board of Director meetings;

•	assuring that there is sufficient time for discussion of all agenda items; and

•	receiving, distributing to the Board and arranging responses to communications from stockholders, and being identified as the recipient of such communications in the annual meeting proxy statement.

The Board of Directors elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of the Board of Directors. Each of our officers devotes his full time to the affairs of Extreme Networks. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. In addition, our Board of Directors has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Meetings of the Board of Directors

The Board of Directors held twelve meetings during the fiscal year ended July 1, 2007. No director serving on the Board of Directors in fiscal year 2007 attended fewer than 75% of such meetings of the Board of Directors and the committees on which he serves. During the fiscal year ended July 1, 2007, the independent members of the Board of Directors met seven times in executive session without members of management present.

Committees of the Board of Directors

The Board of Directors has a separately-designated standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these Committees has a written charter that has been approved by the Board of Directors.

Audit Committee.    The members of the Audit Committee during fiscal year 2007 were Messrs. Charles Carinalli, Bob L. Corey and Harry Silverglide. All members of the Audit Committee during fiscal year 2007 were independent for purposes of the Nasdaq Marketplace Rules and the rules of the SEC as such rules apply to audit committee members. The Board has determined that Mr. Corey is an audit committee financial expert, as defined in the rules of the SEC. The Audit Committee retains our independent auditors, reviews and approves the planned scope, proposed fee arrangements and terms of engagement of the independent auditors, reviews the results of the annual audit of our financial statements and the interim reviews of our unaudited financial statements, evaluates the adequacy of accounting and financial controls, reviews the independence of our auditors, and oversees Extreme Networks financial reporting on behalf of the Board of Directors. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints received by Extreme Networks regarding questionable accounting or auditing matters, including the anonymous submission by our employees of concerns regarding accounting or auditing matters. In addition, the Audit Committee reviews with our independent auditors the scope and timing of their audit services and any other services they are asked to perform, the independent auditor’s report on our consolidated financial statements following completion of their audit, and our critical accounting policies and procedures and policies with respect to our internal accounting and financial controls. The Audit Committee held eleven meetings during the fiscal year ended July 1, 2007. For more information about the Audit Committee, see “Report of the Audit Committee” below in this proxy statement on Schedule 14A.

Compensation Committee.    The members of the Compensation Committee during fiscal year 2007 were Messrs. Charles Carinalli, Bob L. Corey and Kenneth Levy. Effective as of July 31, 2007, the date after the 2006 annual meeting of stockholders, Mr. Levy resigned from the Compensation Committee and Mr. Silverglide was appointed to serve on the Compensation Committee. Each member of the Compensation Committee during fiscal year 2007 was determined by the Board to be independent for purposes of the Nasdaq Marketplace Rules as they apply to compensation committee members. Pursuant to its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of the Company’s officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with the Company’s compensation philosophy. The charter of the Compensation Committee provides that the Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee from time to time, as appropriate; however, historically the Compensation Committee has delegated such duties or responsibilities only under limited circumstances. The Company’s President and Chief Executive Officer and its Vice President of Human Resources assist the Compensation Committee in its deliberations with respect to the compensation of the Company’s executive officers, except that the President and Chief Executive Officer does not play a role in the Compensation Committee’s deliberations regarding his own compensation determination, other than discussing his performance objectives with the Compensation Committee. The other executive officers do not play a role in the Compensation Committee’s deliberations regarding their own compensation determination, other than discussing individual performance objectives with the President and Chief Executive Officer. The President and Chief

Executive Officer does not have the ability to call Compensation Committee meetings, but he can attend such meetings to the extent that there is no discussion of his own compensation determination. For fiscal year 2007, the Company’s human resources department engaged the executive compensation firm, Aon/Radford, for consultations regarding Board of Directors and committee compensation, the structure and competitiveness of the Company’s CEO compensation, the development of a change-of-control severance policy and the delivery of certain Radford Benchmark Survey Data. The Company’s human resources department facilitated communications between the Compensation Committee and Aon/Radford. Other than this limited consultation with Aon/Radford, the Compensation Committee did not engage any outside professional compensation consulting firm with respect to the determination of executive compensation, benchmarks or peer group selection for fiscal year 2007. For fiscal year 2008, the Compensation Committee, through an initial introduction by the Company’s human resources department, engaged Aon/Radford to conduct a comprehensive review of the Company’s executive compensation philosophy, strategies and practices, and to advise the Compensation Committee regarding the results of its review. The Compensation Committee held seven meetings during the fiscal year ended July 1, 2007. For more information about the Compensation Committee, see “Executive Compensation” below in this proxy statement on Schedule 14A.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during fiscal year 2007 were Messrs. Bob L. Corey and Kenneth Levy. Effective as of July 31, 2007, the date after the 2006 annual meeting of stockholders, Charles Carinalli was appointed to serve on the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee during fiscal year 2007 was determined by the Board to be independent for purposes of the Nasdaq Marketplace Rules as they apply to nominating committee members. The Nominating and Corporate Governance Committee identifies, reviews, evaluates and nominates candidates to serve on the our Board of Directors, is responsible for recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to Extreme Networks, and assists the Board of Directors in its annual reviews of the performance of the Board, each committee and management. The Nominating and Corporate Governance Committee held six meetings in fiscal year 2007.

Option Special Committee.    On September 11, 2006, based on information developed by Company management and at the Audit Committee’s recommendation, the Board of Directors appointed a special committee of the Board (the “Option Special Committee”) to conduct an independent investigation of our historical practices for granting and accounting for stock options and to present findings and recommendations to the Board. The Option Special Committee has completed its investigation. The members of the Option Special Committee during fiscal year 2007 were Bob L. Corey and W. Michael West. During fiscal year 2007, Mr. Corey served as the Chairman of the Option Special Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2007, no member of the Compensation Committee was a current or former officer or employee of Extreme Networks or any of its subsidiaries. Mr. Silverglide, who was appointed to the Compensation Committee effective as of July 31, 2007, served as the Vice President of Sales for Extreme Networks from January 1997 to July 2002. No executive officer of Extreme Networks has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee of Extreme Networks during the 2007 fiscal year.

Director Nominations

Director Qualifications.    In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees and the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to Extreme Networks a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of Extreme Networks and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director.    The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that the Board requires additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 3585 Monroe Street, Santa Clara, CA 95051, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that under our bylaws, if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the foregoing, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission. Such recommendation for director nominee submitted by a stockholder must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Because no annual meeting was held during fiscal year 2006, in order for a stockholder proposal to be properly brought before the 2007 annual meeting, stockholder recommended nominees to be presented at the fiscal year 2007 annual meeting must be received at our principal executive offices, addressed to the Secretary, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is mailed or public disclosure of the meeting date is first made, if ever.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors (or individually named director(s))

Extreme Networks

c/o Vice President, General Counsel & Secretary

3585 Monroe Street

Santa Clara, CA 95051

The Vice President, General Counsel and Secretary will maintain a log of such communications and transmit each communication as soon as practicable to the identified director addressee(s), unless 1) there are safety or security concerns that mitigate against further transmission of the communication; or 2) the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Vice President, General Counsel and Secretary in consultation with outside legal counsel. The Board of Directors or individual directors will be advised of any communication withheld for safety, security or other reasons as soon as practicable.

Director Attendance at Annual Meetings

We use reasonable efforts to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. In cases where management, in its reasonable business judgment, believes that stockholder attendance at our annual meeting is significant, we encourage director attendance at such annual meeting. Directors make every effort to attend our annual meeting of stockholders when meaningful stockholder attendance at such meeting is anticipated. Directors Mark Canepa, Bob L. Corey, Charles Carinalli and Kenneth Levy attended our 2006 annual meeting of stockholders.

Code of Ethics and Corporate Governance Materials

The Board has adopted a charter for each of the committees described above which are available on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp. The Board has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

Extreme Networks believes that good corporate governance is essential to ensure that Extreme Networks is managed for the benefit of stockholders. The Board has adopted the Extreme Networks, Inc. Corporate Governance Guidelines to address key corporate governance issues. The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines and recommending to the Board any changes to the Corporate Governance Guidelines. The Corporate Governance Guidelines can be found on our website at www.extremenetworks.com/aboutus/investor/corpinfo.asp.

DIRECTORS’ COMPENSATION

During fiscal 2007 until January 1, 2007, all non-employee members of the Board of Directors received an annual cash retainer of $25,000, payable quarterly, and each member of a committee of the Board of Directors received an annual cash retainer of $10,000, payable quarterly, in return for service on each such committee. In addition, the chairman of the audit committee received an annual cash retainer of $25,000, payable quarterly. All directors were entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and committee meetings. All directors were eligible to receive stock option grants under our stock option plans at the discretion of the Board of Directors.

During fiscal 2007, new non-employee members of the Board of Directors would have been entitled to receive an initial stock option grant of 50,000 shares with a three-year vesting schedule in equal monthly installments upon their initial appointment to the Board of Directors. However, because no new non-employee members of the Board of Directors were appointed to the Board of Directors during fiscal 2007, no such options were granted to any members of the Board of Directors during fiscal 2007. Annually after their initial appointment, each non-employee Board member would have been entitled to receive a 30,000 share stock option grant following the annual stockholders meeting (each, an “Annual Option”), which Annual Option vests in full and becomes exercisable on the day immediately preceding the first annual meeting of stockholders after the grant date of the Annual Option. However, because the Company did not hold an annual stockholders meeting during fiscal 2007, no Annual Options were granted to non-employee members of the Board of Directors during fiscal 2007.

Until September 1, 2006, W. Michael West, our Chairman of the Board of Directors until October 2006, was engaged by us as “working chairman.” In this capacity, in addition to his role as chairman of our Board of Directors, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. Mr. West received an annual cash retainer of $160,000, upon joining Extreme Networks received an option to purchase 400,000 shares of our common stock that vests over four years, and was eligible for an annual target bonus of $160,000 based upon the attainment of certain goals established by the Board of Directors. Mr. West is not standing for re-election to our Board of Directors at the 2007 Annual Meeting.

In October 2006, the Board of Directors approved replacing the then-current compensation policies applicable to non-employee members of the Board and its committees. Pursuant to such changes, the compensation policies for non-employee service on the Board and its committees are as follows:

Cash Compensation

Effective as of January 1, 2007, each non-employee director receives $40,000 in cash compensation annually for service in such position.

Effective as of January 1, 2007, each non-employee director receives cash compensation for each Board committee on which such director serves as follows:

•

Each member of the Audit Committee of the Board receives $20,000 in cash compensation annually for service in such position, and the Chair of the Audit Committee receives an additional $10,000 in cash compensation annually for acting as Chair;

•

Each member of the Compensation Committee of the Board receives $10,000 in cash compensation annually for service in such position, and the Chair of the Compensation Committee receives an additional $10,000 in cash compensation annually for acting as Chair;

•

Each member of the Nominating and Governance Committee of the Board, including the Chair of the Nominating and Governance Committee, receives $10,000 in cash compensation annually for service in such position; and

•

For service on any special committee that may be formed by the Board from time to time, compensation will be determined on a case-by-case basis by the Board upon a recommendation by the Compensation Committee based on the anticipated amount of time and work related to service on such special committee and such other factors as the Compensation Committee may consider.

Each non-employee director will continue to receive reimbursement of expenses related to attendance of meetings of the Board and its committees.

Equity Compensation

Effective on the date of the 2006 Annual Meeting, each non-employee director that initially joins the Board after October 25, 2006 automatically is granted an initial 8,333 shares of the Company’s restricted stock and an initial option to purchase 25,000 shares of the Company’s common stock. Such options and restricted stock grants are made under the Company’s 2005 Equity Incentive Plan or successor plan (the “2005 Plan”), pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, is the closing sale price of the Company’s common stock on the Nasdaq National Market on the second trading day following the public announcement of quarterly financial results. Each such option and restricted stock grant will vest 1/3 each year (or, if earlier in any year, 1/3 on the date of the annual meeting in such year), subject to the respective director’s continuous service on the Board for that period. There is a two year post-termination exercise period for options granted to non-employee directors during and after fiscal 2005.

On the date of each annual meeting of the Company’s stockholders beginning with the 2006 Annual Meeting, each non-employee director automatically is granted 5,000 shares of the Company’s restricted stock and an option to purchase 15,000 shares of the Company’s common stock. Such options and restricted stock grants are made under the 2005 Plan, pursuant to the standard option agreement used under the 2005 Plan for directors. The exercise price per share of each such option, and the grant price of each such share of restricted stock, is the closing sale price of the Company’s common stock on the Nasdaq National Market at the close of business on the date of grant (the date of the Annual Meeting). Each such option and restricted stock grant will vest in full on the date one year after the date of grant (or, if earlier, the date of the next subsequent annual meeting), subject to the respective director’s continuous service on the Board for that period.

Following the 2006 Annual Meeting held on July 30, 2007, Messrs. Corey, West, Stitt, Silverglide, Carinalli and Levy each received a grant of 5,000 shares of the Company’s restricted stock and an option to purchase 15,000 shares of the Company’s common stock on July 30, 2007, at an exercise price of $4.18. In addition, in connection with Mr. Shoemaker’s appointment to the Board of Directors as of October 23, 2007, it is expected that Mr. Shoemaker will receive a grant of 8,333 shares of the Company’s restricted stock and an option to purchase 25,000 shares of the Company’s common stock on the second trading day following the public announcement of the Company’s financial results for the second quarter, at an exercise price equal to the closing sale price of the Company’s common stock on the Nasdaq National Market on such date.

Effective on October 25, 2006, the Board approved compensation for a special committee formed by the Board in September 2006 to review the Company’s historical practices for stock option grants and the accounting for option grants (the “Option Special Committee”). Each non-employee director serving on the Option Special Committee (Mr. Corey and Mr. West) received $10,000 in cash compensation for service in such position, and the Chair of the Option Special Committee (Mr. Corey) received an additional $10,000 in cash compensation for acting as Chair of the Option Special Committee.

On July 17, 2001, the Board of Directors ratified and approved an amended policy regarding the acceleration of vesting of shares subject to options for officers and directors upon a change-in-control (the “Amended Policy”). The Severance Plan, as described under “Executive Compensation and Other Matters; Compensation Discussion and Analysis; Executive Change in Control Severance Plan” elsewhere in this proxy statement on Schedule 14A, superseded the Amended Policy with respect to shares subject to options held by the Company’s officers. However, the Severance Plan did not change the Amended Policy’s applicability to shares subject to options held by directors. Under the Amended Policy, in the event of a change in control that occurs prior to a director’s termination of service with Extreme Networks, the shares subject to options shall be fully vested. The Amended Policy defines a change-in-control as a single or series of sales or exchanges of voting stock, a merger or consolidation, the sale, or transfer of all or substantially all of the assets, or a liquidation wherein the stockholders immediately before the change-in-control do not retain, immediately after the change-in-control, more than 50% of the total combined voting power of Extreme Networks or the corporation to which the assets were transferred. This Amended Policy continues to apply to all options granted to directors after July 17, 2001.

The compensation information for the Company’s non-employee directors during fiscal year 2007 is set forth below:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Charles Carinalli	62,500	(1)	—	—	—	—	—	62,500
Bob L. Corey	100,000	(2)	—	—	—	—	—	100,000
Kenneth Levy	52,500	(3)	—	—	—	—	—	52,500
Harry Silverglide	47,500	(4)	—	—	—	—	—	47,500
Gordon L. Stitt	20,000	(5)	—	—	—	—	—	20,000
W. Michael West	30,000	(6)	—	—	—	—	—	30,000

	312,500		—	—	—	—	—	312,500

(1)	Consists of $32,500 for annual retainer, $15,000 for service on the Audit Committee and $15,000 for service on the Compensation Committee.
(2)	Consists of $32,500 for annual retainer, $27,500 for service as the Chairman of the Audit Committee, $20,000 for service as the Chairman of the Option Special Committee, $10,000 for service on the Compensation Committee and $10,000 for service on the Nominating and Corporate Governance Committee.
(3)	Consists of $32,500 for annual retainer, $10,000 for service on the Compensation Committee and $10,000 for service on the Nominating and Corporate Governance Committee.
(4)	Consists of $32,500 for annual retainer and $15,000 for service on the Audit Committee.
(5)	Consists of $20,000 for annual retainer.
(6)	Consists of $20,000 for annual retainer and $10,000 for service on the Option Special Committee.

See “Corporate Governance” above in this proxy statement on Schedule 14A for more information about our Board of Directors.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to serve as independent auditors to audit the financial statements of Extreme Networks for the fiscal year ending June 29, 2008. Ernst & Young LLP has acted in this capacity since its appointment in fiscal year 1997. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if desired and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed to Extreme Networks for the fiscal years ended July 1, 2007 and July 2, 2006 by Ernst & Young LLP:

	Fiscal Year 2007	Fiscal Year 2006
Audit fees(1)	$1,870,000	$2,274,000
Audit related fees(2)	172,000	88,000
Tax fees(3)	110,000	264,000
Audit of Restated Financials(4)	1,567,000	—
All other fees(5)	0	5,000

	$3,719,000	$2,631,000

(1)	Fees for audit services consist of:
•	Integrated audit of the Company’s annual consolidated financial statements and internal control over financial reporting at the end of the fiscal year;
•	Reviews of the Company’s unaudited quarterly financial statements; and
•	Statutory and regulatory audits, consents and other services related to SEC matters.
(2)	Fees for audit-related services consist of financial accounting and reporting consultations.
(3)	Tax fees relate to the preparation of various federal, state and local tax returns.
(4)	Audit of restated financial statements for fiscal years 2000 to 2005 related to the investigation by the Option Special Committee.
(5)	All other fees were primarily for services provided in connection with the filing of corporate documents

Representatives of Ernst & Young LLP normally attend most meetings of the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one fiscal quarter and any pre-approval is detailed as to the particular service or category of services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy. During fiscal 2007 and 2006, no portion of the Audit-Related Fees, Tax Fees or All Other Fees were approved by the Audit Committee after services had been rendered pursuant to the de minimis exception established by the SEC.

The Audit Committee on an annual basis reviews the services performed by Ernst & Young LLP, and reviews and approves the fees charged by Ernst & Young LLP. The Audit Committee has considered the role of Ernst & Young LLP in providing tax and other non-audit services to Extreme Networks and has concluded that such services are compatible with Ernst & Young LLP’s independence as Extreme Networks’ independent auditors.

Vote Required and Board of Directors Recommendation

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by the Extreme Networks bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Extreme Networks and its stockholders.

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting of stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS EXTREME NETWORKS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 29, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2007, certain information with respect to the beneficial ownership of our common stock by: (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each executive officer named in the Summary Compensation Table below, (iii) each director and director nominee of Extreme Networks, and (iv) all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, CA 95051.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Shares Beneficially Owned(3)
5% Stockholders
Wells Fargo & Company	8,662,239	(4)	7.6%
420 Montgomery Street
San Francisco, California 94104
Merrill Lynch & Co., Inc.	7,682,102	(5)	6.7%
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381
BlackRock, Inc.	6,968,033	(6)	6.1%
40 East 52nd Street
New York, NY 10022

Directors and Executive Officers:
Mark Canepa	350,916	(7)	*
Michael Palu	101,931	(8)	*
Herb Schneider	1,972,247		1.7%
Alexander J. Gray	1,003,590	(9)	*
Frank C. Carlucci	—		*
Karen Rogge	—		*
Helmut Wilke	—		*
Gordon Stitt	4,167,533	(10)	3.6%
Charles Carinalli	564,216	(11)	*
Kenneth Levy	565,071	(12)	*
Bob L. Corey	115,000	(13)	*
Harry Silverglide	116,405	(14)	*
W. Michael West	441,666	(15)	*
William Slakey	9,638		*

All Executive Officers and Directors as a Group	9,408,213	(16)	8.0%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.
(2)

Under the rules of the Securities and Exchange Commission (“SEC”), a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the original 1996 Stock Option Plan and the 2005 Equity Incentive Plan are immediately exercisable, subject to our right to repurchase unvested shares upon termination of employment at a price equal to the option exercise price. In general, new hire grants vest over a four year period, with twenty-five percent of the shares subject to the option vesting one year from the date of grant, and the remaining shares subject to vesting monthly over the following 36 months at a rate of 1/48 of the total number of shares subject to the option. In general, annual option grants vest over a four year period, with all of the shares subject to the option vesting monthly over 48 months at a rate of 1/48 of the total number of shares subject to the option.

(3)	Calculated on the basis of 114,698,030 shares of common stock outstanding as of September 30, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 30, 2007 are deemed to be outstanding for purposes of calculating that stockholder’s percentage of beneficial ownership. These shares are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
(4)	According to the Schedule 13G/A filed by the stockholder with the SEC on February 9, 2007, Wells Fargo & Company beneficially owned 8,662,239 shares, had sole dispositive power over 8,640,324 shares, and sole voting power over 8,261,839 shares.
(5)	According to the Schedule 13G filed by the stockholder with the SEC on February 8, 2007, Merrill Lynch & Co., Inc. beneficially owned 7,682,102 shares, had sole dispositive power over no shares, and sole voting power over no shares.
(6)	According to the Schedule 13G filed by the stockholder with the SEC on February 14, 2007, BlackRock, Inc. beneficially owned 6,968,033 shares, had sole dispositive power over no shares, and sole voting power over no shares.
(7)	Includes 247,916 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(8)	Includes 79,687 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(9)	Includes 906,250 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(10)	Includes 505,000 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(11)	Includes 194,216 shares held by Charles Peter Carinalli and/or Connie Sue Carinalli, Trustees of the Carinalli Living Trust dated April 24, 1996. Includes 365,000 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(12)	Includes 10,000 shares held in the Gloria and Kenneth Levy Foundation, a charitable foundation with Gloria & Kenneth Levy as trustees. Includes 330,071 shares held in The Levy Family Trust, DTD 2-18-83, Gloria and Kenneth Levy are trustees. Includes 220,000 shares that are subject to stock options that may be exercised within 60 days of September 30, 2005.
(13)	Includes 110,000 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(14)	Includes 110,000 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(15)	Includes 10,000 shares held by the West Revocable Trust 1991. Includes 426,666 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.
(16)	Includes 2,970,519 shares that are subject to stock options that may be exercised within 60 days of September 30, 2007.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Extreme’s executive compensation philosophy and objectives are to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with the Company’s goals and the creation of stockholder value.

We establish market competitive target levels of total compensation, focusing on both current pay and the opportunity for long term and future compensation. Annual compensation for a given executive is determined with reference to competitive market data, relevant applied experience and duration of time in the position, as well as individual and team performance.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to drive individual and team accountability for absolute and relative competitive performance of the Company. In addition, there are rewards for attainment of individual and functional objectives.

Named Executive Officers; Changes in Executive Leadership

This “Executive Compensation” section of our proxy statement presents compensation earned by our “named executive officer” (as defined by SEC rules), including certain individuals who were executive officers during only portions of the past fiscal year. For fiscal year 2007, our named executive officers and their respective titles were as follows:

•

Gordon Stitt, who served as our President and Chief Executive Officer until his retirement as of August 30, 2006, after which he became Chairman of our Board of Directors; he also remained with the Company as a regular employee until December 4, 2006 (the “Former CEO”);

•	Mark Canepa, who was appointed as our President and Chief Executive Officer as of August 30, 2006 (the “Current CEO”);

•	William R. Slakey, who served as our Senior Vice President and Chief Financial Officer until his resignation as of August 4, 2006 (the “Former CFO”);

•

Michael J. Palu, who served as our Acting Chief Financial Officer from August 5, 2006 until April 2, 2007, and who announced his resignation from the Company on October 15, 2007, effective as of November 2, 2007 (the “Acting CFO”);

•	Karen M. Rogge, who was appointed as our Senior Vice President and Chief Financial Officer as of April 2, 2007 (the “Current CFO”);

•

Alexander Gray, our Senior Vice President and General Manager of Scalable Products, who was one of our three most highly compensated executive officers who was an executive officer as of the end of fiscal year 2007;

•

Herb Schneider, who served as our Senior Vice President, Research and Development until his resignation as of June 30, 2007, and who would have been one of our three most highly compensated executive officers, but for the fact that he was no longer serving as an executive officer as of the end of fiscal year 2007;

•

Frank Carlucci, who served as our Senior Vice President of Worldwide Sales until his resignation as of July 2, 2007 (although he initially notified the Company of his resignation on February 4, 2007, and from

April 2, 2007 until the effectiveness of his resignation as of July 2, 2007, he was transitioned to an individual contributor role reporting to our Chief Executive Officer supporting sales strategy, customer transitions and other assignments as determined by the Chief Executive Officer), and who would have been one of our three most highly compensated executive officers, but for the fact that he was no longer serving as an executive officer as of the end of fiscal year 2007 (the “Former SVP Sales”); and

•

Helmut Wilke, who was appointed our Senior Vice President of Worldwide Sales as of April 2, 2007, and who was one of our three most highly compensated executive officers who was an executive officer as of the end of fiscal year 2007 (the “Current SVP Sales”).

Compensation for each of these named executive officers is described in detail below, including negotiated compensation arrangements in connection with (1) the appointment of certain of the newly-appointed executive officers and (2) the resignation or retirement of certain of these executive officers who are no longer with the Company.

Compensation Process, Peer Group Selection and Benchmarking

Compensation Process

Pursuant to its charter, the Compensation Committee of Extreme’s Board of Directors has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of the Company’s officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with the Company’s compensation philosophy. These responsibilities of the Compensation Committee apply to, among other officers, the named executive officers. The Compensation Committee is comprised of non-employee directors of the Company.

Our President and Chief Executive Officer and our Vice President of Human Resources assist the Compensation Committee in its deliberations with respect to the compensation of the named executive officers, except that the President and Chief Executive Officer does not play a role in the Compensation Committee’s deliberations regarding his own compensation determination, other than discussing his performance objectives with the Compensation Committee. The other named executive officers do not play a role in the Compensation Committee’s deliberations regarding their own compensation determination, other than discussing individual performance objectives with the President and Chief Executive Officer. The President and Chief Executive Officer does not have the ability to call Compensation Committee meetings, but he can attend such meetings to the extent that there is no discussion of his own compensation determination.

Prior to the beginning of each fiscal year, the President and Chief Executive Officer develop the Company’s overall corporate goals and strategic objectives, in consultation with the Compensation Committee. From those corporate goals, the President and Chief Executive Officer develops corporate performance metrics and matches them to corporate compensation targets, which metrics and targets are proposed to the Compensation Committee. The Compensation Committee then adopts or modifies such proposed corporate metrics and targets in consultation with the President and Chief Executive Officer. For fiscal year 2007, the corporate performance metrics approved by the Compensation Committee included revenue attainment and growth, operational profitability and employee satisfaction and retention as measured by the rate of undesirable attrition. For fiscal year 2008, the corporate performance metrics approved by the Compensation Committee included revenue attainment and growth, operational profitability and contributions to the achievement of Extreme’s strategic goals for fiscal 2008 by such individual officer and the particular team(s) with which such officer provides services to Extreme. From these corporate metrics and targets, the Compensation Committee, after discussion with the President and Chief Executive Officer, develops performance objectives and goals for the executive team collectively as well as on an individual basis.

The President and Chief Executive Officer and the Vice President of Human Resources also review the competitive compensation for all executive positions, including the named executive officers (except for the President and Chief Executive Officer), with the Compensation Committee. This review includes proposals to the Compensation Committee by the President and Chief Executive Officer and the Vice President of Human Resources for adjustments to base salaries, bonus targets, equity compensation or any other extraordinary bonuses of the named executive officers. The Compensation Committee then independently considers such proposals and adopts or modifies them. For more information about this review of competitive compensation, see “Peer Group Selection and Benchmarking; Compensation Consultant,” below.

Our President and Chief Executive Officer then makes quantitative assessments of each named executive officer’s performance for the past fiscal year based upon such officer’s individual and team business goals and objectives, and makes qualitative assessments of each named executive officer’s performance for the past fiscal year based upon factors including technical and vocational competence, on-time delivery of programs, recruitment, retention and team development. The President and Chief Executive Officer then makes specific recommendations to the Compensation Committee for additional adjustments of base salary, target bonus, other cash incentives and equity awards, if appropriate. The Compensation Committee then considers such proposals and adopts or modifies them. In addition, the Compensation Committee similarly assesses the performance of the President and Chief Executive Officer, based on similar quantitative and qualitative assessments, and determines his base salary, target bonus, other cash incentives and equity awards. The President and Chief Executive Officer is not present at the time the Compensation Committee reviews his performance and discusses his compensation.

Peer Group Selection and Benchmarking; Compensation Consultant

We believe it is essential to attract and retain experienced and proven performers. Accordingly, the Compensation Committee seeks to set the base salary and total compensation of our named executive officers between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives. In order to determine the base salary and total compensation of similarly-situated executives in comparable companies in our industry for fiscal years 2007 and 2008, the Compensation Committee utilized the Radford Benchmark Survey data for executive positions in the networking industry and for companies in the $200 million – $800 million annual revenue range, which is comparable to the current stage of Extreme’s business. The Radford Benchmark Surveys were delivered to the Compensation Committee for review in June 2006 and July 2007, respectively.

For the Compensation Committee’s deliberations of fiscal year 2007 executive compensation, the Compensation Committee reviewed a Radford Benchmark Survey with a benchmark group comprised of the following companies:

•	3Com Corporation

•	Adaptec, Inc.

•	Brocade Communications Systems, Inc.

•	Cisco Systems Inc.

•	F5 Networks, Inc.

•	Foundry Networks, Inc.

•	Harmonic Inc.

•	Juniper Networks, Inc.

•	NETGEAR, Inc.

•	Network Appliance, Inc.

•	Network Equipment Technologies, Inc.

•	Nortel Networks Corporation

For the Compensation Committee’s deliberations of fiscal year 2008 executive compensation, the Compensation Committee reviewed a Radford Benchmark Survey with a benchmark group comprised of the following companies:

•	3Com Corporation

•	Adaptec, Inc.

•	ADTRAN, Inc.

•	Avocent Corporation

•	Brocade Communications Systems, Inc.

•	Ciena Corporation

•	Emulex Corporation

•	F5 Networks, Inc.

•	Foundry Networks, Inc.

•	Harmonic Inc.

•	MRV Communications Inc.

•	NETGEAR, Inc.

•	Novatel Wireless, Inc.

•	Packeteer, Inc.

•	QLogic Corporation

•	Quantum Corporation

•	Rackable Systems, Inc.

•	RadiSys Corporation

•	STEC Inc.

•	Westell Technologies, Inc.

The Radford Benchmark Surveys included compensation data for the 25th, 50th and 75th percentile of the applicable benchmark group in each year, but did not include intermediary data for any specific percentile below the 25th percentile, between the 25th and the 50th percentile, between the 50th and the 75th percentile, nor above the 75th percentile.

For fiscal year 2007, the Company’s human resources department engaged the executive compensation firm, Aon/Radford, for consultations regarding Board of Directors and committee compensation, the structure and competitiveness of the Company’s CEO compensation, the development of a change-of-control severance policy and the delivery of the Radford Benchmark Survey Data described above. The Company’s human resources department facilitated communications between the Compensation Committee and Aon/Radford. Other than this limited consultation with Aon/Radford, the Compensation Committee did not engage any outside professional compensation consulting firm with respect to the determination of executive compensation, benchmarks or peer group selection for fiscal year 2007. For fiscal year 2008, the Compensation Committee, through an initial introduction by the Company’s human resources department, engaged Aon/Radford to conduct a comprehensive review of our executive compensation philosophy, strategies and practices, and to advise the Compensation Committee regarding the results of its review. Aon/Radford first reviewed our compensation philosophy and guiding principles, proposed a comparative framework which defined specific peer companies and data sources (including specific peer company proxy filings and the Radford Executive Survey Select Group of companies in the $200 million – $800 million revenue range) and a pay positioning guideline to assess the pay levels and pay mix of Extreme’s executives in the Company’s Executive Incentive Program (described below). Aon/Radford then interviewed each member of the Compensation Committee and the President and Chief Executive Officer for insight into the key strategic goals and objectives of the Company and the executive team in fiscal year 2008. Aon/Radford then proposed adjustments to each individual executive’s proposed compensation above or below the Company’s stated philosophy based on the experience of each individual executive, the scope of the individual executive’s position and the executive’s tenure and performance in his or her role. From the results of that assessment and insight into the competitive practices of companies in Extreme’s industry and with a comparable maturity of business, Aon/Radford proposed an incentive framework and compensation plan for fiscal year 2008 for all executives, including the named executive officers. Aon/Radford then presented to the President and Chief Executive Officer the final report of its analysis and recommendations for the compensation of Extreme’s executives other than the President and Chief Executive Officer. After review by the President and Chief Executive Officer, Aon/Radford inserted its analysis and recommendations for the compensation of the President and Chief Executive Officer into the report, and delivered it to, and discussed it with, the Compensation Committee. The Compensation Committee reviewed and considered the Aon/Radford report when determining the level of compensation for each named executive officer for fiscal year 2008, including certain base salary changes, bonus targets, other cash incentives and equity awards.

The Company paid the fees charged by Aon/Radford for (a) its engagement by the Company’s human resources department with respect to its services related to fiscal year 2007 compensation and (b) its engagement by the Compensation Committee with respect to its services related to fiscal year 2008 compensation.

Compensation Program Elements and How Each Element is Chosen

Our executive compensation program generally consists of (1) base salary, (2) annual cash incentives, (3) equity incentives, (4) change in control and severance benefits and (5) employee benefits programs. Other than certain change in control and severance benefits, our executives generally receive only compensation elements that are provided to our rank and file employees. The elements of our compensation program each are intended to attract diverse and critical skill sets, to motivate performance aligned with short- and long-term business goals and objectives and, finally, to retain key performers.

The Compensation Committee does not maintain a specific target allocation between cash incentives, option awards and other benefits. In determining such allocation on an ongoing basis, the Compensation Committee considers the allocations within compensation programs of networking companies generally and comparable companies (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above).

Base Salary

Base salary is the fixed, primary element of compensation for our named executive officers.

At the time of the hiring of any named executive officer, initial base salary generally is negotiated between such officer and the Company. Generally, such negotiations are conducted by our President and Chief Executive Officer on behalf of the Company. The Compensation Committee or the Board of Directors generally consults with our President and Chief Executive Officer on such negotiations and approves a competitive range for such negotiated base salaries for newly-hired named executive officers. The Compensation Committee, or individual members thereof upon authority delegated by the Compensation Committee, are responsible for negotiating the initial base salary for any newly-hired President and Chief Executive Officer. Historically, the Compensation Committee has attempted to negotiate base salaries for any newly-hired President and Chief Executive Officer and other named executive officers between the 50th and 75th percentile, depending on the specific position, of the base salaries of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above). In addition, the Compensation Committee often adjusts such initial base salaries as deemed appropriate to attract specific candidates based on their experience, knowledge, skills and education and the Company’s needs.

Each fiscal year, the Compensation Committee, in consultation with the President and Chief Executive Officer and the Vice President of Human Resources, reviews the base salaries of the named executive officers and determines whether any changes are appropriate for the next fiscal year. During such review, the Compensation Committee takes multiple factors into consideration. In fiscal year 2007, the Compensation Committee targeted the base salary for each named executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives. As discussed above, the Compensation Committee utilized the Radford Benchmark Survey data for executive positions in the networking industry and for companies in the $200 million – $800 million annual revenue range (which is comparable to the current stage of Extreme’s business). After determining such market data for each named executive officer’s position, the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities and his or her performance in the applicable role.

In June 2006, the Compensation Committee evaluated the 2006 performance of each of the named executive officers, the competitive benchmark information related to each such officer’s compensation and other appropriate factors. Based on such evaluation, the Former CEO Gordon Stitt, and other named executive officers William Slakey and Frank Carlucci received no changes in base salaries for fiscal year 2007 from fiscal year 2006, continuing to receive $400,000, $320,000 and $275,000, respectively (on an annualized basis). The Compensation Committee approved a $25,000 base salary increase for Alexander Gray for fiscal year 2007, from $375,000 to $400,000 (an increase of 6.7%), due to improvements in his product quality metrics, and approved an $11,500 base salary increase for Herb Schneider for fiscal year 2007, from $230,000 to $241,500 (an increase of 5%), as a function of the comparable pay for similarly-situated executives based on the competitive benchmark data.

The following named executive officers, each of whom joined the Company during fiscal year 2007, received the following negotiated base salaries for their services during fiscal year 2007:

Named Executive Officer	Current Position	Start Date	Negotiated 2007 Base Salary (Annualized)	2007 Base Salary (Actual Amounts Paid During FY 2007)
Mark Canepa	President and Chief Executive Officer	August 30, 2006	$480,000	$403,692
Karen Rogge	Senior Vice President, Chief Financial Officer	April 2, 2007	$350,000	$87,500
Helmut Wilke	Senior Vice President, Worldwide Sales	April 2, 2007	$375,000	$68,750

In addition, Michael Palu served as Acting Chief Financial Officer from August 5, 2006, until April 2, 2007, when he returned to his full time role as Vice President, Corporate Controller for the Company. During the period of time he served as Acting Chief Financial Officer, Mr. Palu received an interim bonus in the form of a temporary increase in annual base salary in the amount of $60,000, from $210,000 to $270,000 (a 28.6% increase). This interim bonus was added to his base salary on a permanent basis effective as of April 2, 2007. On October 15, 2007, Mr. Palu announced his resignation from the Company, effective as of November 2, 2007.

Also, although Gordon Stitt transitioned from President and Chief Executive Officer to Chairman of the Board of Directors effective as of August 30, 2006, he remained with the Company as a regular employee until

December 4, 2006, until which time he continued to earn his then-current base salary ($400,000, on an annualized basis) in connection with material services that he continued to provide to the Company in connection with such transition. Thereafter, Mr. Stitt received no further base salary from the Company, but was compensated as a non-employee member of the Company’s Board of Directors (see “Directors’ Compensation” elsewhere in this proxy statement on Schedule 14A).

In July 2007, the Compensation Committee evaluated the 2007 performance of each of the named executive officers, the competitive benchmark information related to each such officer’s compensation and other appropriate factors. Based on such evaluation, named executive officers Alexander Gray, Karen Rogge, Helmut Wilke and Michael Palu received no changes in base salaries for fiscal year 2008 from fiscal year 2007, continuing to receive $400,000, $350,000, $275,000 and $270,000, respectively (on an annualized basis). The Compensation Committee approved a $19,300 base salary increase for Mark Canepa for fiscal year 2008, from $480,000 to $499,300 (an increase of 4%), due to improved Company execution and performance and as a function of the comparable pay for similarly-situated executives based on the competitive benchmark data.

Cash Incentives and Bonuses

Each fiscal year, the Board, in consultation with the Compensation Committee, generally approves an executive incentive bonus plan to provide cash bonus payments to certain officers and employees, including the named executive officers, based upon attainment of annual corporate objectives. In addition, the Senior Vice President of Worldwide Sales generally has a separate commission-based cash bonus determined by the Company’s annual worldwide revenue. The specific target levels for each element of the executive incentive bonus plans (including for the Senior Vice President of Worldwide Sales) generally are proposed by our Chief Executive Officer to the Compensation Committee in conjunction with his presentation of the Company’s annual operating plan to the Board. The Board generally approves the executive incentive bonus plans early in each applicable fiscal year, and because the actual payouts under the applicable plans are determined with respect to quantitative, not qualitative, factors, after the end of the applicable fiscal year such payouts are calculated by management in compliance with the terms of each plan without the input of the Compensation Committee and paid to each officer. These plans, like base salaries, are designed to deliver short-term cash incentive compensation for each named executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives.

2007 Executive Incentive Bonus Plan

On November 15, 2006, the Board, upon the recommendation of the Compensation Committee, approved the terms of the Company’s Fiscal 2007 Executive Incentive Bonus Plan (the “2007 Bonus Plan”). The 2007 Bonus Plan provided for the payment of cash bonuses based upon the Company’s operating profit, revenue objectives, undesirable attrition objectives and, for non-executive officers, individual performance objectives. The amount of the total target bonus for each officer varied based upon the officer’s position and responsibilities.

Formulas.    Under the 2007 Bonus Plan as initially approved in November 2006, each named executive officer for fiscal year 2007 (collectively, the “2007 Named Executive Officers”), other than the Former SVP Sales and the Current SVP Sales, was eligible to receive a bonus calculated as follows:

Corporate Metric Achievement Percentage

x Individual Bonus Target Percentage

x 2007 Base Salary.

The Former SVP Sales was eligible to receive a bonus calculated as follows:

Corporate Metric Achievement Percentage x $50,000.

The Current SVP Sales was eligible to receive a bonus calculated as follows:

Corporate Metric Achievement Percentage x $75,000.

Corporate Metric Achievement Percentage.    As initially approved, the “Corporate Metric Achievement Percentage” for all the 2007 Named Executive Officers other than the Acting CFO until April 2, 2007, and the Former SVP Sales was calculated as follows:

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage was based upon the percentage achieved of a certain corporate revenue target for the first half of fiscal 2007; fifty percent (50%) of the total twenty percent (20%) actually was earned based on the Company’s revenues for the first half of fiscal year 2007.

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage was based upon the percentage achieved of a certain corporate revenue target for the second half of fiscal 2007; fourteen percent (14%) of the total twenty percent (20%) actually was earned based on the Company’s revenues for the second half of fiscal year 2007.

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage was based upon the percentage achieved of a certain adjusted corporate operating profit as a percentage of revenue for the first half of fiscal 2007; zero percent (0%) of the total twenty percent (20%) actually was earned based on the Company’s adjusted operating profit for the first half of fiscal year 2007.

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage was based upon the percentage achieved of a certain adjusted corporate operating profit as a percentage of revenue for the second half of fiscal 2007; zero percent (0%) of the total twenty percent (20%) actually was earned based on the Company’s adjusted operating profit for the second half of fiscal year 2007.

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage was based on improvement in employee retention, calculated using a measure of the amount of undesirable attrition of the Company’s employees during fiscal 2007; one hundred thirteen percent (113%) of the total twenty percent (20%) actually was earned based on the Company’s attrition rate for fiscal year 2007.

Accordingly, thirty-five and two-tenths percent (35.2%) was the Corporate Metric Achievement Percentage actually earned under the 2007 Bonus Plan. The following is a tabular presentation of the Corporate Metric Achievement Percentages eligible to be earned and actually earned in fiscal year 2007, as initially approved, for the 2007 Named Executive Officers other than the Acting CFO until April 2, 2007, and the Former SVP Sales:

Metric That is Basis for Earning the Percentage	Percentage Eligible to be Earned under 2007 Bonus Plan	Actual Percentage Earned in Fiscal Year 2007
Corporate revenue target for first half of FY 2007	20%	10%
Corporate revenue target for second half of FY 2007	20%	2.7%
Adjusted corporate operating profit as a percentage of revenue for first half of FY 2007	20%	0%
Adjusted corporate operating profit as a percentage of revenue for second half of FY 2007	20%	0%
Amount of undesirable attrition of the Company’s employees during FY 2007	20%	22.5%
Total	100%	35.2%

Notwithstanding the foregoing, after the initial approval of the 2007 Bonus Plan, the Corporate Metric Achievement Percentages for certain 2007 Named Executive Officers were altered as follows:

•

Because the Former CFO, Mr. Slakey, resigned effective as of August 4, 2006, and because the former Vice President of Research and Development, Mr. Schneider, resigned as of June 30, 2007, each of their respective Corporate Metric Achievement Percentages were deemed to be 0%, and they earned no amounts under the 2007 Bonus Plan.

•	Under an employment agreement negotiated at the time of her joining the Company, the Company agreed that the Corporate Metric Achievement Percentage for the Current CFO, Ms. Rogge, would be deemed to be 100% for fiscal year 2007, regardless of the Company’s actual level of achievement of any corporate metrics.

•

Because the Former CEO, Mr. Stitt, retired effective as of August 30, 2006 (although he remained with the Company as a regular employee until December 4, 2006), the Board, upon the recommendation of the Compensation Committee, altered the Corporate Metric Achievement Percentage applicable to Mr. Stitt such that it would match the Corporate Metric Achievement Percentage applicable to the Current CEO, Mr. Canepa, as revised from time to time.

•

In December 2006, the Board, upon the recommendation of the Compensation Committee, revised the Corporate Metric Achievement Percentage applicable to the Current CEO, Mr. Canepa, and the Former CEO, Mr. Stitt, such that it was to be calculated as follows:

•

Forty percent (40%) of the Corporate Metric Achievement Percentage for the Current CEO and the Former CEO was based upon the percentage of a certain corporate revenue target for fiscal 2007; zero percent (0%) of the total forty percent (40%) actually was earned based on the Company’s revenues for the second half of fiscal year 2007.

•

Forty percent (40%) of the Corporate Metric Achievement Percentage for the Current CEO and the Former CEO was based upon the percentage of a certain adjusted corporate operating profit as a percentage of revenue for fiscal 2007; zero percent (0%) of the total forty percent (40%) actually was earned based on the Company’s adjusted operating profit for the second half of fiscal year 2007.

•

Twenty percent (20%) of the Corporate Metric Achievement Percentage for the Current CEO and the Former CEO was based on improvement in employee retention, calculated using a measure of the amount of undesirable attrition of the Company’s employees during the second half of fiscal year 2007; one hundred thirteen percent (113%) of the total twenty percent (20%) actually was earned based on the Company’s attrition rate during the second half of fiscal year 2007.

•

Further, the Compensation Committee set forth ten (10) corporate and individual milestones applicable to the Current CEO, and for each such milestone not met by the Company and/or the Current CEO, as applicable, by the end of fiscal year 2007, the Corporate Metric Achievement Percentage of the Current CEO and the Former CEO would be decreased by one percent (1%) of their respective Corporate Metric Achievement Percentages. The Company and the Current CEO achieved nine (9) out of the ten (10) milestones, resulting in a one percent (1%) decrease in the Corporate Metric Achievement Percentage for each of the Current CEO and the Former CEO.

Accordingly, twenty-one and one-half percent (21.5%) of the Corporate Metric Achievement Percentage for the Current CEO and the Former CEO was actually earned under the 2007 Bonus Plan. The following is a tabular presentation of the Corporate Metric Achievement Percentages for the Current CEO and the Former CEO eligible to be earned and actually earned in fiscal year 2007, as altered in August and December 2007:

Metric That is Basis for Earning the Percentage	Percentage Eligible to be Earned under 2007 Bonus Plan	Actual Percentage Earned in Fiscal Year 2007
Corporate revenue target for FY 2007	40%	0%
Adjusted corporate operating profit as a percentage of revenue for FY 2007	40%	0%
Amount of undesirable attrition of the Company’s employees during the second half of FY 2007	20%	22.5%
Adjustment for failure to meet milestones	-10%	-1%
Total	100%	21.5%

The “Corporate Metric Achievement Percentage” for the Acting CFO until April 2, 2007, Michael Palu, was calculated as follows:

•

Fifteen percent (15%) of the Corporate Metric Achievement Percentage for Mr. Palu was based upon the percentage of a certain corporate revenue target for the first half of fiscal 2007; fifty percent (50%) of the total fifteen percent (15%) actually was earned based on the Company’s revenues for the first half of fiscal year 2007.

•

Fifteen percent (15%) of the Corporate Metric Achievement Percentage for Mr. Palu was based upon the percentage of a certain corporate revenue target for the second half of fiscal 2007; fourteen percent (14%) of the total fifteen percent (15%) actually was earned based on the Company’s revenues for the second half of fiscal year 2007.

•

Fifteen percent (15%) of the Corporate Metric Achievement Percentage for Mr. Palu was based upon the percentage of a certain adjusted corporate operating profit as a percentage of revenue for the first half of fiscal 2007; zero percent (0%) of the total fifteen percent (15%) actually was earned based on the Company’s adjusted operating profit for the first half of fiscal year 2007.

•

Fifteen percent (15%) of the Corporate Metric Achievement Percentage for Mr. Palu was based upon the percentage of a certain adjusted corporate operating profit as a percentage of revenue for the second half of fiscal 2007; zero percent (0%) of the total fifteen percent (15%) actually was earned based on the Company’s adjusted operating profit for the second half of fiscal year 2007.

•

Fifteen percent (15%) of the Corporate Metric Achievement Percentage for Mr. Palu was based on improvement in employee retention in the finance organization, calculated using a measure of the amount of undesirable attrition of the finance organization’s employees during fiscal 2007; one hundred two and seven-tenths percent (102.7%) of the total fifteen percent (15%) actually was earned based on the Company’s attrition rate for fiscal year 2007.

•

Twenty-five percent (25%) of the Corporate Metric Achievement Percentage for Mr. Palu was based upon individual objectives, including implementation of new revenue recognition requirements and management of the Company’s review of its past stock option grant practices; one hundred percent (100%) of the total twenty-five percent (25%) actually was earned based on such individual objectives.

Accordingly, fifty (50%) was the Corporate Metric Achievement Percentage actually earned under the 2007 Bonus Plan for Mr. Palu. The following is a tabular presentation of the Corporate Metric Achievement Percentages eligible to be earned and actually earned in fiscal year 2007 for Mr. Palu:

Metric That is Basis for Earning the Percentage	Percentage Eligible to be Earned under 2007 Bonus Plan	Actual Percentage Earned in Fiscal Year 2007
Corporate revenue target for first half of FY 2007	15%	7.5%
Corporate revenue target for second half of FY 2007	15%	2.1%
Adjusted corporate operating profit as a percentage of revenue for first half of FY 2007	15%	0%
Adjusted corporate operating profit as a percentage of revenue for second half of FY 2007	15%	0%
Amount of undesirable attrition of the finance organization’s employees during FY 2007	15%	15.4%
Individual objectives, including implementation of new revenue recognition requirements and management of the Company’s review of its past stock option grant practices	25%	25%
Total	100%	50%

Under the 2007 Bonus Plan as initially approved, the Corporate Metric Achievement Percentage for the Former SVP Sales was to be calculated as follows:

•	Fifty percent (50%) of the Corporate Metric Achievement Percentage for the Former SVP Sales was based upon the Company’s adjusted operating profit in fiscal 2007.

•

Fifty percent (50%) of the Corporate Metric Achievement Percentage for the Former SVP Sales was based on improvement in employee retention in the Company’s worldwide sales organization, calculated using a measure of the amount of undesirable attrition of the Company’s worldwide sales employees during fiscal 2007.

However, Mr. Carlucci, the Former SVP Sales, resigned from the Company effective as of July 2, 2007. Accordingly, his Corporate Metric Achievement Percentage was deemed to be 0%, and he did not actually earn any amounts under the 2007 Bonus Plan. The following is a tabular presentation of the Corporate Metric Achievement Percentages eligible to be earned and actually earned for the Former SVP Sales:

Metric That is Basis for Earning the Percentage	Percentage Eligible to be Earned under 2007 Bonus Plan	Actual Percentage Earned in Fiscal Year 2007
Adjusted corporate operating profit as a percentage of revenue for FY 2007	50%	0%
Amount of undesirable attrition of the Company’s employees during FY 2007	50%	0%
Total	100%	0%

Finally, the 2007 Bonus Plan provided that the maximum Corporate Metric Achievement Percentage, if results exceed objectives, was 137.5% for Michael Palu and was 150% for all other named executive officers.

Individual Bonus Target Percentage.    The “Individual Bonus Target Percentage” for each of the 2007 Named Executive Officers, other than the Former SVP Sales, the Current SVP Sales and any 2007 Named Executive Officer who was no longer employed by the Company as of the date of the adoption of the 2007 Bonus Plan, was established as follows:

As Percentage of Fiscal 2007 Base Salary
Gordon Stitt, Former CEO	100%
Mark Canepa, Current CEO	70%
Michael J. Palu, Acting CFO	30%
Karen Rogge, Current CFO	60%
Alexander J. Gray, Senior Vice President and General Manager of Scalable Products	40%

Pro-rating of Base Salaries.    The total bonus payouts for the following 2007 Named Executive Officers were pro-rated based on the length of time that each served as a regular employee of the Company during fiscal year 2007. Accordingly, the calculation of the actual total bonus payouts did not use the total annual base salary for each such officer, but instead used the base salary actually earned by each such officer in fiscal year 2007, as disclosed under “Salary” in the “Summary Compensation Table” elsewhere in this proxy statement on Schedule 14A.

Actual Payout.    Accordingly, the actual payouts for each 2007 Named Executive Officer under the 2007 Bonus Plan were as follows:

	Corporate Metric Achievement Percentage	Individual Target Bonus Percentage	Base Salary Actually Earned in FY 2007	Total Amount Paid($)
Gordon Stitt, Former CEO	21.5%	100%	$168,205	$36,164
Mark Canepa, Current CEO	21.5%	70%	$403,692	$60,756
Michael J. Palu, Acting CFO	50%	30%	$265,000	$39,750
Karen Rogge, Current CFO	100%	60%	$87,500	$52,500
Alexander J. Gray, Senior Vice President and General Manager of Scalable Products	35.2%	40%	$400,000	$56,320
Herb Schneider, Former Vice President of Research and Development	0%	40%	$241,500	$0
Frank C. Carlucci, Former SVP Sales	0%	N/A	*	$0
Helmut Wilke, Current SVP Sales	35.2%	N/A	**	$6,600
William R. Slakey, Former CFO	0%	N/A	$320,000	$0

*	Based on a $50,000 target bonus, regardless of base salary.
**	Based on a $75,000 target bonus, regardless of base salary.

2007 SVP Sales Commission Plan

In addition, on November 15, 2006, the Board approved, in consultation with the Compensation Committee, the terms of a commission bonus plan (the “2007 SVP Sales Commission Plan”) for the Senior Vice President of Worldwide Sales, separate from and in addition to the amount under the 2007 Bonus Plan. The 2007 SVP Sales Commission Plan provided for the payment of a cash bonus based upon a fiscal 2007 revenue formula, and the total target bonus for fiscal 2007 for the Senior Vice President of Worldwide Sales under the 2007 SVP Sales Commission Plan was $175,000. Mr. Carlucci (the Former SVP Sales) and Mr. Wilke (the Current SVP Sales) each receive a pro-rated portion of the total amount payable under the 2007 SVP Sales Commission Plan, based on the amount of time that each was a regular employee of the Company during fiscal year 2007. Based on the fiscal 2007 revenues, the actual payout to the Former SVP Sales under the 2007 SVP Sales Commission Plan was $148,418, and the actual payout to the Current SVP Sales under the 2007 SVP Sales Commission Plan was $40,806.

2008 Executive Incentive Bonus Plan

On July 31, 2007, the Board, upon the recommendation of the Compensation Committee, approved the terms of Extreme’s Fiscal 2008 Executive Incentive Bonus Plan (the “2008 Bonus Plan”). The 2008 Bonus Plan provides for the payment of cash bonuses based upon Extreme’s operating profit and revenue objectives and individual and team performance objectives. Under the 2008 Bonus Plan, the actual bonus of any officer will be equal to such officer’s Adjusted Corporate Target Bonus Percentage (as defined below), multiplied by such officer’s Individual Bonus Percentage (as defined below), multiplied by such officer’s base salary. Notwithstanding the foregoing, the actual bonus of Helmut Wilke, the Current SVP Sales will be equal to the Current SVP Sales’ Adjusted Corporate Target Bonus Percentage, multiplied by $75,000.

•

The “Baseline Corporate Target Bonus Percentage” is based upon Extreme’s achievement of fiscal 2008 operating profit objectives (after deducting all amounts payable under the 2008 Bonus Plan) and Extreme’s fiscal 2008 revenue objectives, and may range from 0% (if minimum results are not achieved), to a maximum of 200% (if results exceed objectives). The Compensation Committee believes that the 2008 operating profit objectives and revenue objectives are challenging targets that serve as incentives to the Company’s officers, including the named executive officers, and are not merely modest targets where achievement is relatively assured. Based on the reasonably aggressive targets established for the business and the trajectory of the Company’s fiscal year performance to date with respect to operating profits and revenues, the Compensation Committee believes that there is a reasonable probability that the Baseline Corporate Target Bonus Percentage under the 2008 Bonus Plan will be between approximately 50% to 80%. The Baseline Corporate Target Bonus Percentage does not vary based upon the officer’s position and responsibilities, and the same Baseline Corporate Target Bonus Percentage is applicable to all officers (including the Current SVP Sales), subject to the adjustments set forth below.

•

The “Adjusted Corporate Target Bonus Percentage” for each officer is equal to the Baseline Corporate Target Bonus Percentage, adjusted based on the contributions to the achievement of Extreme’s strategic goals for fiscal 2008 by such individual officer and the particular team(s) with which such officer provides services to Extreme, as determined by the Board or the Compensation Committee; provided, however, that in no event will the Adjusted Corporate Target Bonus Percentage of any officer be more than 25 percentage points above, nor less than 25 percentage points below, the Baseline Corporate Target Bonus Percentage.

•

The “Individual Bonus Target Percentage” for each officer varies based upon the officer’s position and responsibilities. The Individual Bonus Target Percentage for each 2007 Named Executive Officer under the 2008 Bonus Plan (except the Current SVP Sales) is as follows:

Name and Title	Individual Bonus Percentage
Mark Canepa, Current CEO	70%
Karen Rogge, Current CFO	60%
Alexander J. Gray, Senior Vice President and General Manager of Scalable Products	40%
Michael Palu, Vice President and Corporate Controller	30%

2008 SVP Sales Commission Plan

In addition, on July 30, 2007, the Compensation Committee approved the terms of a commission bonus plan (the “2008 SVP Sales Commission Plan”) for the Current SVP Sales, Mr. Wilke, separate from and in addition to the amount under the 2008 Bonus Plan. The 2008 SVP Sales Commission Plan provides for the payment of a cash bonus based upon a fiscal 2008 revenue formula, and the total target bonus for fiscal 2008 for the Current SVP Sales under the 2008 SVP Sales Commission Plan is $175,000. The Compensation Committee believes that the 2008 revenue objectives are challenging targets that serve as incentives to the Current SVP Sales and are not merely modest targets where achievement is relatively assured. Based on the reasonably aggressive targets established for the business and the trajectory of the Company’s fiscal year performance to date with respect to revenues, the Compensation Committee believes that there is a reasonable probability that the Current SVP Sales will achieve between approximately 75% to 90% of the total target bonus for fiscal 2008 under the 2008 SVP Sales Commission Plan.

Negotiated Sign-On Bonuses

In addition to the various cash bonus plans described above, the Compensation Committee, in consultation with the Chief Executive Officer, may agree to grant a sign-on bonus during hiring negotiations with certain named executive officers. The Compensation Committee grants such sign-on bonuses as it deems appropriate to attract high quality executives to serve the Company.

For example, in fiscal year 2007, the Company provided Ms. Rogge, our Current CFO, a cash sign-on bonus in the amount of $25,000, less applicable taxes and withholdings, payable after 175 continuous days of employment with the Company. In addition, pursuant to a negotiated offer letter with the Company, Mr. Wilke, our Current SVP Sales, is eligible for a deferred sign-on bonus of $12,500, less applicable taxes and withholdings, upon completion of his first 175 consecutive days of employment with the Company and an additional $12,500, less applicable taxes and withholdings, upon the first anniversary of his date of hire.

Extraordinary Bonuses

In addition to the various cash bonus plans described above, the Board may agree to grant a bonus to specific employees, including the named executive officers, in recognition of extraordinary service to the Company. The Board grants such extraordinary bonuses as it deems appropriate to retain high quality executives to serve the Company.

For example, in July 2007, the Board, upon the recommendation of the Chairman of the Audit Committee, granted to Mr. Palu, our Acting CFO until April 2, 2007, an extraordinary cash bonus in the amount of $50,000, less applicable taxes and withholdings for the services he performed in connection with the Company’s review of its past stock option grant practices.

Equity Compensation Awards

Equity compensation has traditionally been a prominent element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when the Company performs and increases stockholder value, the grant of such equity awards provides long-term incentives to the recipients thereof, including the named executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but because they also generally are subject to vesting in connection with continued service to the Company over a specified period of time, these awards serve as an additional retention mechanism.

2005 Equity Incentive Plan

Prior to 2005, our equity incentive plans generally allowed for the grant of stock options. The 2005 Equity Incentive Plan (the “2005 Plan”) was adopted by our Board of Directors on October 20, 2005, and approved by stockholders on December 2, 2005. The 2005 Plan replaces our 1996 Stock Option Plan (the “1996 Plan”), 2000 Nonstatutory Stock Option Plan (the “2000 Plan”) and 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), and, as a result, we do not have any stock option plans that were not approved by our stockholders.

Under the 2005 Plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other share-based or cash-based awards to employees and consultants. The 2005 Plan also authorizes the grant of awards of stock options, stock appreciation rights, restricted stock and restricted stock units to non-employee members of the board of directors and deferred compensation awards to officers, directors and certain management or highly compensated employees. The 2005 Plan authorizes the issuance of up to 12,000,000 shares of our Common Stock, and up to 11,000,000 shares subject to awards that remain outstanding under the 1996 Plan, 2000 Plan and 2001 Plan as of December 2, 2005 and which subsequently terminate without having been exercised or which are forfeited, will be added to the shares available under the 2005 Plan. As of October 1, 2007, 15,076,682 shares were available for future grant under the 2005 Plan.

Under the 2005 Plan, all stock options must be granted with an exercise price per share that is not less than the fair market value of a share of the Company’s Common Stock on the effective date of grant of the option.

New Hire Grants; Promotional Grants

Generally, we grant equity awards to our new employees, including our named executive officers, in connection with the start of their employment. At the time of the hiring of any named executive officer, equity compensation generally is negotiated between such officer and the Company. Generally, such negotiations are conducted by our President and Chief Executive Officer on behalf of the Company. The Compensation Committee or the Board of Directors generally consults with our President and Chief Executive Officer on such negotiations and approves such negotiated equity compensation for newly-hired named executive officers. The Compensation Committee, or individual members thereof upon authority delegated by the Compensation Committee, are responsible for negotiating the initial equity compensation for any newly-hired President and Chief Executive Officer. From time to time, the Company also grants equity awards in connection with the promotion of employees. Historically, the Compensation Committee has attempted to negotiate equity compensation for any newly-hired or promoted President and Chief Executive Officer and other named executive officers between the 50th and 75th percentile, depending on the specific position, of the equity compensation of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives (see “Peer Group Selection and Benchmarking; Compensation Consultant,” above). In addition, the Compensation Committee often adjusts such initial or promotional equity compensation grants as deemed appropriate to attract or retain specific candidates based on their experience, knowledge, skills and education and the Company’s needs.

New-hire stock options granted to named executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date, and the remaining shares vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with the Company. Promotional stock options granted to named executive officers generally vest as follows: monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with the Company. However, the Board or the Compensation Committee has approved certain exceptions to such vesting schedules for new-hire and promotional stock option grants in the past, including accelerated vesting under certain circumstances (for example, see “Change in Control and Severance Agreements,” below).

The following named executive officers, each of whom joined the Company during fiscal year 2007, received the following negotiated equity compensation packages in connection with the start of their employment with the Company (some of which were granted after the end of fiscal year 2007):

Named Executive Officer	Current Position	Equity Award Grant Date	Negotiated Number of Shares Subject to Stock Option Grant	Other Equity Award, If Any
Mark Canepa	President and Chief Executive Officer	August 30, 2006	850,000	100,000 restricted stock units
Karen Rogge	Senior Vice President, Chief Financial Officer	August 3, 2007	450,000	None
Helmut Wilke	Senior Vice President, Worldwide Sales	August 3, 2007	500,000	None

Mr. Canepa’s 100,000 restricted stock units will vest at the rate of 50% on August 15, 2008, and one-fourth of the remaining balance each six months thereafter, subject to Mr. Canepa’s continued employment with the Company.

There were no promotional grants to named executive officers in fiscal year 2007.

Annual Merit Grants

The Company has typically granted each named executive officer an additional stock option grant on an annual basis, with the goal of providing continued incentives to retain strong executives and improve corporate performance. Our executives generally receive such annual stock option grants concurrently with our rank-and-file employees at the time of our annual merit-based stock option grant considerations. Each fiscal year at this time, the Compensation Committee, in consultation with the President and Chief Executive Officer and the Vice President of Human Resources, reviews the equity compensation of the named executive officers and determines whether any changes are appropriate. During such review, the Compensation Committee takes multiple factors into consideration. In fiscal years 2007 and 2008, the Compensation Committee targeted the equity compensation for each named executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Extreme directly competes in our hiring and retention of executives. As discussed above, the Compensation Committee utilized the Radford Benchmark Survey data for executive positions in the networking industry and for companies in the $200 million – $800 million annual revenue range (which is comparable to the current stage of Extreme’s business). After determining such market data for each named executive officer’s position, the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to the Company’s goals and stockholder value. With respect to merit grants made for fiscal year 2008 (the “2008 Merit Grants”), the Compensation Committee also considered the likelihood of grants to the named executive officers over the next two years, and increased the 2008 Merit Grant sizes for the named executive officers for fiscal year 2008 to account for such two-year period, with an expectation that the Compensation Committee will not grant additional merit-based annual stock options to the named executive officers during fiscal year 2009; however, no 2008 Merit Grants were made to our Current CFO or our Current SVP Sales due to their recent receipt of new-hire option grants.

Merit based annual stock options granted to named executive officers generally vest as follows: monthly over the four years following the date of grant at a rate of 1/48th of the entire option each month, subject to the officer’s continued employment with the Company. However, the Board or the Compensation Committee has approved certain exceptions to such vesting schedules in the past, including accelerated vesting under certain circumstances. For example, see “Change in Control and Severance Agreements,” below. For further example, the 2008 Merit Grants each vest as follows: 1/96th of each 2008 Merit Grant will vest monthly over four years following the date of grant, subject to the officer’s continued employment with the Company, and 1/72nd of each 2008 Merit Grant will vest monthly over three years starting on the second anniversary of the date of grant, subject to the officer’s continued employment with the Company.

In addition, under circumstances in which the Chief Executive Officer believes that there will be a significant retention and motivational benefit, and in an effort to minimize dilution of stockholders, the Chief Executive Officer may propose to the Compensation Committee that, in lieu of a proposed stock option grant, the Company instead should grant to a named executive officer a grant of restricted stock under the 2005 Plan at a conversion rate of 1 (one) share of restricted stock per 3 (three) proposed option shares. Such restricted stock generally vests 50% at the end of the one year anniversary of the grant date, and 50% at the end of the two year anniversary of the grant date, and the restricted stock is released to the executive upon vesting. The Compensation Committee believes that the grant of these restricted shares may have a retention value greater than merit-based stock option grants, as there is value in the restricted stock grant even if the price of the Company’s Common Stock does not increase. In fiscal year 2007, the Compensation Committee granted restricted stock in lieu of stock options for the majority of the named executive officers.

In June 2006, the Compensation Committee evaluated the 2006 performance of each of the named executive officers, the competitive benchmark information related to each such officers’ compensation and other appropriate factors. Based on such evaluation, the Compensation Committee made the following merit grants to the named executive officers then-employed by the Company:

•	Gordon Stitt, Former CEO: No additional equity award, because the Compensation Committee was aware of Mr. Stitt’s pending retirement.

•	Michael J. Palu, Acting CFO: Received a grant of 10,000 shares of restricted stock, 25% vesting semi-annually in the first year after grant, and 50% vesting at the end of the second year after grant.

•

Alexander Gray, Senior Vice President and General Manager of Scalable Products: Received a grant of 50,000 shares of restricted stock, 50% vesting at the end of the first year after grant, and 50% vesting at the end of the second year after grant.

•	Herb Schneider, Former Vice President of Research and Development: Received a grant of an option to purchase 100,000 shares of Common Stock, vesting monthly over four years.

•	Frank Carlucci, Former SVP Sales: Received a grant of an option to purchase 50,000 shares of Common Stock, vesting monthly over four years.

In October 2007, the Compensation Committee evaluated the 2007 performance of each of the named executive officers, the competitive benchmark information related to each such officers’ compensation and other appropriate factors. Based on such evaluation, the Compensation Committee recommended to the Board, and the Board approved, the following merit grants for the named executive officers then-employed by the Company:

•	Mark Canepa, Current CEO: Option to purchase 840,000 shares of Common Stock.

•	Michael J. Palu, Acting CFO: Option to purchase 160,000 shares of Common Stock.

•	Karen Rogge, Current CFO: No additional option grant, due to her recent receipt of new-hire option grants.

•	Alexander Gray, Senior Vice President and General Manager of Scalable Products: Option to purchase 255,000 shares of Common Stock.

•	Helmut Wilke, Current SVP Sales: No additional option grant, due to his recent receipt of new-hire option grants.

Award Granting Procedures; Policy on Timing of Equity Grants

On September 11, 2006, based on information developed by Company management and at the recommendation of the Audit Committee of the Company’s Board, the Board formed an Option Special Committee to conduct an independent review of our historical practices for granting and accounting for stock options and to present findings and recommendations to the Board. The Option Special Committee completed its independent review and the results of the review, including the restatement of the Company’s 2000 through 2005 consolidated financial statements reported in our fiscal 2006 Form 10-K. In connection with this review, the Option Special Committee recommended, and the Board adopted, new processes with regard to grants of equity compensation awards to Board members, officers, and non-officer employees alike, a summary of which is as follows:

•

The general practice for grants to all new hires, and for out of cycle promotions and merit purposes will be to make such grants once per quarter, during open trading windows only, on the second trading day following the public announcement of quarterly financial results, pursuant to a list to be circulated to the appropriate granting authority prior to the proposed approval date.

•	All grants to officers, vice presidents and members of the Board of Directors are to be approved by the Board.

•	All other grants are to be approved by the Compensation Committee.

•	Grants are to be approved at Board or Compensation Committee meetings (not by unanimous written consent, except in extraordinary circumstances).

•	There is to be no delegated granting authority to management.

•	The Board and management are to continue monitoring processes and policies recommended by the U.S. Securities and Exchange Commission, self-regulatory authorities and outside advisors.

•

All Board and Committee minutes are to be circulated to the directors as soon as reasonably practicable (generally, within two weeks of meeting). Counsel should attend all Board and Compensation Committee meetings.

•	The Board has directed management to propose a mechanism for monitoring compliance with and reporting to the Board on the Company’s policies and procedures relating to options grants.

These new processes were adopted by the Board in April 2007, and are designed to ensure that the Company continues to employ best practices and procedures with respect to equity compensation awards.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership. The Compensation Committee utilizes the Aon/Radford industry stock option burn rate benchmark data to budget our total annual stock option pool. In compliance with industry best practices and guidance from Institutional Shareholder Services (ISS), the Compensation Committee is attempting to alter our annual gross stock option burn rate such that it will be an annual rate of 3% averaged over a three year period. Our dilution rate is measured as a gross number of equity awards in a given year, expressed as a percentage of the outstanding Common Stock at the end of each fiscal year.

For fiscal 2008, the Compensation Committee is working with our compensation consultant, Aon/Radford, to reassess the process for determining the size and frequency of our equity grants to our executives.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, from time to time, the Company implements plans or enters into agreements that would provide certain benefits payable to certain employees, including in some cases certain named executive officers, in connection with the termination of employment, a change in control of the Company or other situations. The Compensation Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which Extreme competes for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave the Company prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or the Company’s interests if the transaction does not close and the Company remains independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of the Company’s stockholders in change in control transactions.

All such agreements with the named executive officers are described under “Summary of Employment and Other Agreements” elsewhere in this proxy statement on Schedule 14A. The potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on June 29, 2007 (the last business day of the last fiscal year) are set forth under the section titled “Potential Payments Upon Termination or Change in Control” elsewhere in this proxy statement on Schedule 14A.

Other Benefits

Extreme provides other customary benefits that are comprehensive and apply uniformly to all of our employees, including our named executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees.

Extreme’s employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays. We do not include a fixed vacation allowance for named executive officers, as they typically travel extensively and are required to be available to the Company even while vacationing. We do not provide a defined benefit retirement pension plan, supplemental life insurance or the use of company vehicles to our named executive officers.

In addition, in January 1999, the Board of Directors approved the adoption of the Extreme Networks 1999 Employee Stock Purchase Plan (the “Purchase Plan”). On December 2, 2005, the stockholders approved an amendment to the Purchase Plan to increase the maximum number of shares of Common Stock that may be issued under the plan by 5,000,000 to a total of 12,000,000 shares. The Purchase Plan permits eligible employees, including the named executive officers, to acquire shares of Extreme’s Common Stock through periodic payroll deductions of up to 15% of total compensation. No more than 625 shares may be purchased on any purchase date per employee. During most of fiscal year 2007, each offering period had a maximum duration of 12 months, although no offering period was open during fiscal year 2007, primarily due to the Company’s lack of timely filing of its periodic reports with the SEC, which delinquency the Company cured in June 2007. Also in June 2007, the Board approved a change to the Purchase Plan such that each offering period has a maximum duration of 3 months. The price at which the Common Stock may be purchased is 85% of the lesser of the fair market value of our Common Stock on the first day of the applicable offering period or on the last day of the respective purchase period. Through October 1, 2007, 6,416,504 shares had been purchased under the Purchase Plan.

How Each Element and Our Decision Regarding Each Element Fit Into Our Overall Compensation Objectives

The objective of our compensation program is to attract high quality candidates for senior leadership positions, to retain these employees, and to establish a total compensation program which motivates and rewards individual and team performance in alignment with the Company’s goals and the creation of stockholder value. To achieve this objective, the Compensation Committee believes that the named executive officers must be offered a competitive base salary, annual cash incentives, long-term equity incentives, change in control and severance benefits, and benefits plans. Our compensation packages are designed to compete with other networking companies with which we compete for talent. Hiring, developing and retaining our human capital are essential to executing our corporate strategy and meeting our milestones and objectives.

Each element of our compensation program is designed to support our overall compensation objectives and provide the optimal balance between fixed and variable compensation and cash and equity compensation. A competitive base salary and benefits plan are offered to attract and retain talented employees, while variable compensation elements such as annual cash incentives and long-term equity incentives are intended to encourage and reward employees who help achieve our overall corporate goals and their individual employee objectives. The variable and fixed compensation elements are balanced to reward short-term performance with annual cash incentives and long-term performance with equity incentives, which also align the interests of our employees with those of our stockholders. The vesting schedules for our options, restricted stock and retirement plans also help encourage employee retention. We offer a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched retirement plan.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Stock Ownership Guidelines

At present, Extreme does not have any equity or security ownership requirements for its executive officers. The Compensation Committee allocates a significant amount of executive officer compensation in the form of long-term equity incentive awards to encourage a focus on growth, profitability, stock price appreciation, insider ownership of stock and retention of executive officers. The Company prohibits hedging of economic risk of the executive officers’ ownership of the Company’s stock.

Summary Compensation Table

The following table sets forth information for fiscal year 2007 concerning the compensation of our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, our interim Chief Financial Officer, our three other most highly-compensated executive officers who were serving as executive officers as of July 1, 2007, and three former executive officers who would have been included among the three other most highly compensated executive officers had they continued to serve as executive officers through July 1, 2007.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)(3)		Total ($)
Gordon Stitt(7)	2007	168,205				36,164				204,369
President and Chief Executive Officer

Mark Canepa(8)	2007	403,692		76,365	249,373	60,756		4,639	(4)	794,825
President and Chief Executive Officer

Karen M. Rogge(9)	2007	87,500				52,500				140,000
Senior Vice President and Chief Financial Officer

William R. Slakey(10)	2007	31,590		73,451	41,599					146,640
Senior Vice President and Chief Financial Officer

Michael J. Palu(11)	2007	265,000	17,000	16,790	40,866	39,750		2,715		382,121
Vice President, Corporate Controller and Acting Chief Financial Officer

Alex Gray	2007	400,000		206,201	55,465	56,320		2,492		720,478
Senior Vice President, and General Manager of Scalable Products

Helmut Wilke(12)	2007	68,750				47,407	(5)	628		116,785
Senior Vice President of Worldwide Sales

Herb Schneider(13)	2007	241,500			98,495					339,995
Senior Vice President, Research and Development

Frank Carlucci(14)	2007	275,000			304,999	148,418	(6)	2,436		730,853
Senior Vice President of Worldwide Sales

(1)	Performance-based bonuses are generally paid under our 2007 Bonus Plan and 2007 SVP Sales Commission Plan (as defined under “Compensation Discussion and Analysis” elsewhere in this proxy statement on

Schedule 14A) and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee.
(2)	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123(R), and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 7 of the Company’s consolidated financial statements in its Form 10-K for the fiscal year ended July 1, 2007, as filed with the SEC on August 30, 2007. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	Except as otherwise indicated, represents discretionary matching contributions made by Extreme Networks, Inc. under its tax-qualified employee savings and retirement plan, commonly known as a 401(K) plan.
(4)	Includes relocation allowance of $2,300 to transport Mr. Canepa’s car from Colorado to California.
(5)	Includes $40,806 of sales commission under the 2007 SVP Sales Commission Plan.
(6)	Includes $148,418 of sales commission under the 2007 SVP Sales Commission Plan.
(7)	Mr. Stitt retired from the positions of President and Chief Executive Officer as of August 30, 2006, and he was appointed Chairman of the Board in October 2006. He remained with the Company as a regular employee until December 4, 2006.
(8)	Mr. Canepa joined Extreme Networks as of August 30, 2006.
(9)	Ms. Rogge joined the Company as of April 2, 2007.
(10)	Mr. Slakey resigned from the Company on August 4, 2006.
(11)	Mr. Palu joined Extreme Networks in May 2004 as the Vice President Corporate Controller and was the Acting Chief Financial Officer from August 5, 2006 to April 2, 2007. On October 15, 2007, Mr. Palu announced his resignation from the Company, effective as of November 2, 2007.
(12)	Mr. Wilke joined Extreme Networks as of April 2, 2007.
(13)	Mr. Schneider resigned from the Company as of June 30, 2007.
(14)	Mr. Carlucci resigned from the Company as of July 2, 2007.

Summary of Employment and Other Agreements

The following is a description of employment and other agreements between the Company and the named executive officers:

Former CEO

Gordon Stitt co-founded Extreme Networks in May 1996 and served as the Company’s President and Chief Executive Officer since its inception until August 30, 2006. Mr. Stitt transitioned from President and Chief Executive Officer to Chairman of the Board of Directors effective as of August 30, 2006, and he remained with the Company as a regular employee until December 4, 2006, until which time he continued to earn his then-current base salary ($400,000, on an annualized basis, less applicable taxes and withholdings) in connection with material services that he continued to provide to the Company in connection with such transition. Thereafter, Mr. Stitt received no further base salary from the Company, but was compensated as a non-employee member of the Company’s Board of Directors (see “Directors’ Compensation” elsewhere in this proxy statement on Schedule 14A). In connection with Mr. Stitt’s performance during the first half of fiscal year 2007 and his assistance with the orderly transition of the business to the Current CEO, the Board, upon the recommendation of the Compensation Committee, approved Mr. Stitt’s receipt of the bonus that he would have otherwise received under the 2007 Bonus Plan, pro-rated through December 4, 2006, and subsequently changed to reflect the bonus payable to the Current CEO as altered in December 2006 (see “2007 Executive Incentive Bonus Plan” under “Compensation Discussion and Analysis,” above).

Current CEO

On August 30, 2006, the Company announced that Mark Canepa was hired as the Company’s President and Chief Executive Officer. Pursuant to the terms an offer letter of employment between the Company and Mr. Canepa dated on or about August 2006, Mr. Canepa originally was to be paid an annual base salary of $480,000 (which the Board increased to $499,300 in July 2007), less applicable taxes and withholdings, and he was eligible to participate in the 2007 Bonus Plan with an annual bonus target of 70% of his annual base salary. In addition, Mr. Canepa was granted a one-time option to acquire 850,000 shares of the Company’s Common Stock (the “Canepa Option”) at the current fair market value of the Company’s common stock as of August 30, 2006, his first date of employment with the Company. One-fourth of these shares shall vest one year after the commencement of Mr. Canepa’s employment with the Company, and the remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Canepa’s continued employment with the Company. Mr. Canepa also received a one-time grant of 100,000 restricted stock units (the “Canepa RSU”) that will vest at the rate of 50% on August 15, 2008, and one-fourth of the remaining balance each six months thereafter, subject to Mr. Canepa’s continued employment with the Company. The vesting of the shares subject to the Canepa Option and the Canepa RSU may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan (as defined below under “Executive Change in Control Severance Plan”). In addition, in the absence of a change in control of the Company, in the event that Mr. Canepa is terminated without cause or suffers a material adverse change in his position or duties, subject to his execution of a release of claims against the Company, Mr. Canepa will be entitled to (i) 12 months of his base salary then in effect, (ii) a pro rata portion of his annual bonus for that fiscal year, (iii) acceleration of 12 months of vesting of the shares subject to the Option and the RSU, and (iv) reimbursement of 12 months of COBRA premiums. Mr. Canepa also received a sign-on bonus of $25,000 which must be repaid if Mr. Canepa voluntarily terminates his employment with the Company within 12 months.

Former CFO

Mr. Slakey was our Senior Vice President and Chief Financial Officer during fiscal year 2006 and early fiscal year 2007. Mr. Slakey and the Company had entered into an offer letter of employment on or about October 2003, pursuant to which Mr. Slakey would have been entitled to a lump sum payment equal to six months of his base salary at the time of termination in the event that the Company terminated Mr. Slakey for a reason other than “cause,” which was defined to include, but was not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, material breach of the Company’s policies or failure to follow a specific written instruction from the Company’s President, Chief Executive Officer or Board of Directors. In August 2006, Mr. Slakey resigned from the Company; accordingly, this provision was not effective. Pursuant to a consulting agreement entered into in August 2006 between the Company and Mr. Slakey, the Company retained Mr. Slakey’s services as a consultant for a period of three months after his August 2006 departure from the Company, remitted to Mr. Slakey $15,000 per month in return for such services and remitted $2,000 per month towards Mr. Slakey’s COBRA expenses for a period of six months.

Acting CFO

On or about April 2004, the Company entered into an offer letter of employment with Michael Palu to serve as the Company’s Vice President, Corporate Controller. Effective as of August 5, 2006, Mr. Palu was elected as Acting Chief Financial Officer to serve until a Chief Financial Officer was elected or until Mr. Palu’s resignation or removal from office. Mr. Palu served in that capacity until April 2, 2007, when Ms. Rogge was hired as the Current CFO. At that time, Mr. Palu returned to his full time role as Vice President, Corporate Controller for the Company. During the period of time he served as Acting Chief Financial Officer, Mr. Palu received an interim bonus in the form of a temporary increase in annual base salary in the amount of $60,000, from $210,000 to $270,000 (a 28.6% increase), less applicable taxes and withholdings. This interim bonus was added to his base salary on a permanent basis effective as of April 2, 2007. In addition, in July 2007, the Board, upon the recommendation of the Chairman of the Audit Committee, granted to Mr. Palu an extraordinary cash bonus in the amount of $50,000, less applicable taxes and withholdings, for the services he performed in connection with the Company’s review of its past stock option grant practices. On October 15, 2007, Mr. Palu announced his resignation from the Company, effective as of November 2, 2007.

Current CFO

Karen Rogge was hired by the Company effective April 2, 2007 as Senior Vice President and Chief Financial Officer. Pursuant to the terms an offer letter of employment between the Company and Ms. Rogge dated as of March 13, 2007, Ms. Rogge is to be paid an annual base salary of $350,000, less applicable taxes and withholdings, and she was eligible to participate in the 2007 Bonus Plan with an annual bonus target of 60% of her annual base salary, such bonus target which was guaranteed at the target level for fiscal 2007 and pro-rated based on her length of time as a regular employee in her first fiscal year of participation in the 2007 Bonus Plan. Ms. Rogge also received a deferred sign-on bonus of $25,000, less applicable taxes and withholdings, upon completion of her first 175 consecutive days of employment with the Company. In addition, Ms. Rogge was granted a one-time option to acquire 450,000 shares of the Company’s Common Stock at the current fair market value of the Company’s common stock as of August 3, 2007, the date of grant of the stock option. One-fourth of these shares shall vest one year after the commencement of Ms. Rogge’s employment with the Company, and the remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Ms. Rogge’s continued employment with the Company. The vesting of the shares subject to this option may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan (as defined below under “Executive Change in Control Severance Plan”). Further, pursuant to the terms of the offer letter, Ms. Rogge is entitled to a lump sum payment equal to six months of her base salary at the time of termination in the event that the Company terminates Ms. Rogge for a reason other than “cause,” which is defined as including, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of the Company’s policies or failure to follow a specific written instruction from the President, Chief Executive Officer or the Board of Directors.

Senior Vice President and General Manager of Scalable Products

On or about September 2002, the Company entered into an offer letter of employment with Alexander Gray to serve as the Company’s Chief Operating Officer. Effective on or about January 2007, Mr. Gray’s title and role was changed to the Company’s Senior Vice President and General Manager of Scalable Products. Pursuant to the terms of the offer letter of employment, Mr. Gray is entitled to a lump sum payment equal to six months of his base salary at the time of termination in the event that the Company terminates Mr. Gray for a reason other than “cause,” which is defined as including, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of the Company’s policies or failure to follow a specific written instruction from the President, Chief Executive Officer or the Board of Directors.

Former Senior Vice President, Research and Development

Herb Schneider co-founded Extreme in May 1996 and served as Vice President of Research and Development of Extreme since its inception. Mr. Schneider resigned from the Company as of June 30, 2007.

Former SVP Sales

On or about June 2004, the Company entered into an offer letter of employment with Frank Carlucci to serve as the Company’s Senior Vice President, Worldwide Sales. Pursuant to the terms of the offer letter of employment, Mr. Carlucci would have been entitled to a lump sum payment equal to six months of his then-effective base salary in the event his position with the Company was terminated within the first twelve months of his employment with Extreme for a reason other than “cause,” which was defined to include, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, material breach of the Company’s policies or failure to follow a specific written instruction from the Company’s President, Chief

Executive Officer or Board of Directors. On February 4, 2007, Mr. Carlucci announced that he intended to resign from the Company, effective as of July 2, 2007, more than twelve months after the start of his employment with Extreme; accordingly, this provision was not effective. From April 2, 2007 (the start date of Mr. Carlucci’s successor Mr. Wilke) until the effectiveness of his resignation, Mr. Carlucci was transitioned to an individual contributor role reporting to our Chief Executive Officer supporting sales strategy, customer transitions and other assignments as determined by the Chief Executive Officer. In consideration for a general release of claims in favor of the Company, the Company agreed to provide Mr. Carlucci with a continuation of his monthly base salary of $22,917 and pro rata commissions earned under the 2007 SVP Sales Commission Plan.

Current SVP Sales

On or about February 2007, the Company entered into an offer letter of employment with Helmut Wilke for service as the Company’s Senior Vice President, Worldwide Sales, with a start date of April 2, 2007. Pursuant to the terms the offer letter of employment, Mr. Wilke is to be paid an annual base salary of $375,000, less applicable taxes and withholdings, and he was eligible to participate in the 2007 Bonus Plan with an annual bonus target of $75,000, and to participate in the 2007 SVP Sales Commission Plan with an annual bonus target of $175,000, each such bonus target to be pro-rated based on his length of time as a regular employee in his first fiscal year of participation in the 2007 Bonus Plan. Mr. Wilke also received a deferred sign-on bonus of $12,500 upon completion of his first 175 consecutive days of employment with the Company, and an additional $12,500, less applicable taxes and withholdings, upon the first anniversary of his date of hire, in each case less applicable taxes and withholdings. In addition, Mr. Wilke was granted a one-time option to acquire 500,000 shares of the Company’s Common Stock at the current fair market value of the Company’s common stock as of August 3, 2007, the date of grant of such stock option. One-fourth of these shares shall vest one year after the commencement of Mr. Wilke’s employment with the Company, and the remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, subject to Mr. Wilke’s continued employment with the Company. The vesting of the shares subject to this option may be accelerated upon a change in control, pursuant to the terms and conditions of the Severance Plan (as defined below under “Executive Change in Control Severance Plan”). Further, pursuant to the terms of the offer letter, Mr. Wilke is entitled to a lump sum payment equal to six months of her base salary at the time of termination in the event that the Company terminates Mr. Wilke for a reason other than “cause,” which is defined as including, but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of the Company’s policies or failure to follow a specific written instruction from the President, Chief Executive Officer or the Board of Directors.

Executive Change in Control Severance Plan

On February 8, 2006, the independent members of our Board, upon the recommendation of the Compensation Committee, approved the terms of an Executive Change in Control Severance Plan (the “Severance Plan”) in order to ensure retention of key personnel and continuity of the business in the event of a change in control of the business. The Severance Plan provides for certain benefits for the Company’s executive officers, including the named executive officers, and for certain vice presidents of the Company upon a change in control of the Company. The terms of the Severance Plan provide that if, in the event of a change in control of the Company, the participant in the Severance Plan is not terminated and the acquirer assumes such participant’s outstanding options and stock appreciation rights (“SARs”), the vesting of fifty percent (50%) of the participant’s then unvested options and SARs shall be accelerated as of the date of the change in control and the remainder of such participant’s unvested options and SARs shall vest in equal monthly installments over a period equal to one half of the remainder of the participant’s original vesting schedule. The Severance Plan also provides that if, in the event of a change in control of Extreme, the company acquiring Extreme does not assume or substitute equivalent replacements for the outstanding options and SARs of the participants in the Severance Plan, then the vesting and exercisability of their options and SARs shall be accelerated in full. The vesting of all other awards, including restricted stock and restricted stock units would accelerate in full upon a change in control. The Severance Plan also provides for additional compensation, health care and other benefits if a participant in the

Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control. Upon such termination, the vesting of options and SARs held by the participant would accelerate in full. In addition, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his monthly salary and prorated annual bonus for a period of 12 months in the cases of the chief executive officer and the other named executive officers (excluding our Acting CFO until April 2, 2007, Michael Palu), and six months in the case of eligible vice presidents designated by the Compensation Committee (including Mr. Palu), with the applicable annual bonus amount to be based upon the aggregate of all annual incentive bonuses that would have been earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved. For purposes of the Severance Plan, the following definitions apply:

•

“Cause” means the occurrence of any of the following: (1) the participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company; (2) the participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (3) misconduct by the participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (4) the participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the participant’s improper use or disclosure of the confidential or proprietary information of the Company); (5) any intentional act by the participant which has a material detrimental effect on reputation or business of the Company; (6) the participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (7) any material breach by the participant of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between the participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (8) the participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties with the Company.

•	“Change in Control” means the occurrence of any of the following:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors;

•

the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation;

•

the sale or disposition of all or substantially all of the Company’s assets or consummation of any transaction having similar effect (other than a sale or disposition to one or more subsidiaries of the Company); or

•

a change in the composition of the Board within any twelve (12) month period as a result of which fewer than a majority of the directors are Incumbent Directors (defined as a director who either (1) is a member of the Board as of February 8, 2006, or (2) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but (3) was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.);

provided; however, that to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would become payable under the Severance Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

Indemnity Agreements

We entered into indemnification agreements with certain of the executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended July 1, 2007 to our named executive officers. For a narrative description of the various plan-based awards set forth in the following table, see “Compensation Discussion and Analysis” elsewhere in this proxy statement on Schedule 14A.

GRANTS OF PLAN-BASED AWARDS

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (14)
			Threshold ($)	Target ($)		Maximum (2) ($)
Gordon Stitt Non-Equity Incentive	11/15/06	11/15/06	0	168,205		252,308
Stock Award			—	—		—		—		—		—	—
Option Award			—	—		—		—		—		—	—

Mark Canepa Non-Equity Incentive			0	282,584		423,876
Stock Award	8/10/06	8/30/06	—	—		—		100,000	(8)	—		—	365,000
Option Award	8/10/06	8/30/06	—	—		—		—		850,000	(11)	3.65	1,095,905

Karen M. Rogge Non-Equity Incentive	11/15/06	11/15/06	0	52,500		78,750
Stock Award			—	—		—		—		—		—	—
Option Award			—	—		—		—		—		—	—

William R. Slakey Non-Equity Incentive	11/15/06	11/15/06	0	0	(3)	0	(3)
Stock Award			—	—		—		—		—		—	—
Option Award			—	—		—		—		—		—	—

Michael J. Palu Non-Equity Incentive	11/15/06	11/15/06	0	79,500		109,313
Stock Award	7/3/06	8/3/06	—	—		—		10,000	(9)	—		—	35,300
Option Award			—	—		—		—		—		—	—

Alex Gray Non-Equity Incentive	11/15/06	11/15/06	0	160,000		240,000
Stock Award	7/3/06	8/3/06	—	—		—		50,000	(10)	—		—	176,500
Option Award			—	—		—		—		—		—	—

Helmut Wilke Non-Equity Incentive	11/15/06	11/15/06	0	50,833	(4)	28,125	(6)
Stock Award			—	—		—		—		—		—	—
Option Award			—	—		—		—		—		—	—

Herb Schneider Non-Equity Incentive	11/15/06	11/15/06	0	96,600		144,900
Stock Award			—	—		—		—		—		—	—
Option Award	7/3/06	8/3/06	—	—		—		—		100,000	(12)	3.53	124,690

Frank Carlucci Non-Equity Incentive	11/15/06	11/15/06	0	225,000	(5)	250,000	(7)
Stock Award			—	—		—		—		—		—	—
Option Award	7/3/06	8/3/06	—	—		—		—		50,000	(13)	3.53	62,345

(1)	The Company’s annual cash incentives usually are (and, in fiscal year 2007, were) based upon threshold, target and maximum payout amounts set by the Board of Directors, upon the recommendation of the

Compensation Committee, at the beginning of each fiscal year; provided, however, that any officer who joins the Company after the Board sets such thresholds, targets and maximum payout amounts (for example, Ms. Rogge and Mr. Wilke in fiscal year 2007), such amount is set at the time of such officer’s start of employment. See “2007 Bonus Plan” in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement on Schedule 14A. In fiscal year 2007, the Board of Directors set no thresholds on such cash incentives. The actual amounts paid to each named executive officer for fiscal year 2007 is set forth in the Summary Compensation Table elsewhere in this proxy statement on Schedule 14A under the heading “Non-Equity Incentive Plan Compensation.

(2)	Under the 2007 Bonus Plan, the maximum amount payable, if results exceed objectives, was 137.5% for Michael Palu and was 150% for all other named executive officers. Under the 2007 SVP Sales Commission Plan, the Board of Directors set no maximum amount payable under the 2007 SVP Sales Commission Plan.
(3)	This named executive officer was no longer employed by the Company as of the adoption of the 2007 Bonus Plan, and therefore was not eligible for any payments thereunder.
(4)	Includes $75,000 target bonus under the 2007 Bonus Plan (pro-rated to $18,750 based on length of time that Mr. Wilke served as a regular employee during fiscal year 2007) and $175,000 target bonus under the 2007 SVP Sales Commission Plan (pro-rated to $32,083 based on length of time that Mr. Wilke served as a regular employee during fiscal year 2007).
(5)	Includes $50,000 target bonus under the 2007 Bonus Plan and $175,000 target bonus under the 2007 SVP Sales Commission Plan.
(6)	Maximum amount payable of $28,125 under the 2007 Bonus Plan, but there was no maximum amount payable under the 2007 SVP Sales Commission Plan.
(7)	Maximum amount payable of $250,000 under the 2007 Bonus Plan, but there was no maximum amount payable under the 2007 SVP Sales Commission Plan.
(8)	50,000 shares vest on August 15, 2008, subject to the named executive officer’s continued employment. 12,500 shares vest every six months beginning on February 15, 2009 and ending on August 15, 2010, subject to the named executive officer’s continued employment.
(9)	5,000 shares vested in fiscal 2007, and 5,000 shares vest on July 1, 2008, subject to the named executive officer’s continued employment.
(10)	25,000 shares vested in fiscal 2007, and the remaining 25,000 shares vest on July 1, 2008, subject to the named executive officer’s continued employment.
(11)	These stock options vest ratably over a four year period, with one-year cliff vesting upon the first anniversary of the grant date, and monthly thereafter, subject to the named executive officer’s continued employment. The Company’s stock options generally expire ten years from the date of grant.
(12)	These stock options vest ratably on a monthly basis over a four year period, subject to the named executive officer’s continued employment. The Company’s stock options generally expire ten years from the date of grant.
(13)	These stock options vest ratably over a four year period upon completion of each month, subject to the named executive officer’s continued employment. These stock options expired 90 days after termination of employment, which was October 2, 2007.
(14)	The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period in accordance with FAS 123R, but does not include a reduction for forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of July 1, 2007.

Outstanding Equity Awards

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gordon Stitt	380,000	—		2.88	10/16/2008	—		—

Mark Canepa	—	850,000	(1)	3.65	8/30/2016	100,000	(5)	405,000

Karen M. Rogge	—	—		—	—	—		—

William R. Slakey	650,000	—		7.07	8/3/2007	—		—
	18,750	—		4.89	8/3/2007

Michael J. Palu	59,375	15,625	(1)	5.23	6/2/2014	5,000	(6)	20,250
	11,458	13,542	(2)	4.89	8/4/2015

Alexander Gray	500,000	—		7.14	9/18/2012	50,000	(7)	202,500
	350,000	—		8.12	2/26/2014
	45,833	54,167	(2)	4.89	8/4/2015

Helmut Wilke	—	—		—	—	—		—

Herb Schneider	250,000	—		2.88	10/16/2008	—		—
	275,000	—		8.12	2/26/2014
	125,000	—		4.44	9/29/2014
	45,833	54,167	(2)	4.89	8/4/2015
	25,000	75,000	(2)	3.53	8/3/2016

Frank Carlucci	364,583	135,417	(3)	5.14	10/2/2007	—		—
	32,812	42,188	(4)	4.63	10/2/2007
	12,500	37,500	(4)	3.53	10/2/2007

(1)	Vest ratably over a four year period, with one-year cliff vesting upon the first anniversary of the grant date, and monthly thereafter, subject to the named executive officer’s continued employment. The Company’s stock options generally expire ten years from the date of grant.
(2)	Vest ratably on a monthly basis over a four year period, subject to the named executive officer’s continued employment. The Company’s stock options generally expire ten years from the date of grant.
(3)	Vest ratably over a four year period, with one-year cliff vesting upon the first anniversary of the grant date, and monthly thereafter, subject to the named executive officer’s continued employment. Stock options expired on October 2, 2007, which was 90 days after termination of Mr. Carlucci’s employment.
(4)	Vest ratably on a monthly basis over a four year period, subject to the named executive officer’s continued employment. Stock options expired on October 2, 2007, which was 90 days after termination of Mr. Carlucci’s employment.
(5)	50,000 shares vest on August 15, 2008. 12,500 shares vest every six months beginning on February 15, 2009 and ending on August 15, 2010, subject to the named executive officer’s continued employment.
(6)	5,000 shares vest on July 1, 2008, subject to the named executive officer’s continued employment.
(7)	25,000 shares vest on August 4, 2007 and the remaining 25,000 shares vest on July 1, 2008, subject to the named executive officer’s continued employment.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of the Company’s common stock held by them during the fiscal year ended July 1, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(1)

Gordon Stitt	—	—	—	—

Mark Canepa	—	—	—	—

Karen M. Rogge	—	—	—	—

William R. Slakey	—	—	15,000	$54,300

Michael J. Palu	—	—	5,000	$21,075

Alex Gray	—	—	50,000	$195,875

Helmut Wilke	—	—	—	—

Herb Schneider	—	—	—	—

Frank Carlucci	—	—	—	—

(1)	Represents the amount realized based on the market price of the Company’s common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation Plans

The Company does not have any plans with any of the named executive officers that provide for payments or other benefits at, following, or in connection with retirement. The Company also does not have any defined contribution or other plan with any of the named executive officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change in Control

The Company has entered into the following agreements that may require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change in control of the Company:

•

Offer letters of employment with each of Messrs. Canepa, Slakey, Gray, Carlucci and Wilke and Ms. Rogge; provided, however, that because Messrs. Slakey and Carlucci no longer are employees of the Company, the provisions of Messrs. Slakey’s and Carlucci’s offer letters that may require such compensation in the event of a termination of employment or a change in control are no longer effective.

•	The Severance Plan (as defined above).

Such agreements, including the circumstances that would trigger payments or the provision of other benefits thereunder, and any material conditions and obligations applicable to the recipient of payments and benefits thereunder, are described in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section of this proxy statement on Schedule 14A.

The following table describes the potential payments upon involuntary termination, whether or not within one year following a change in control of the Company, for each of the named executive officers, under the certain assumptions set forth in the footnotes to the table. Note that except as expressly noted, such assumptions are not actually in effect.

Potential Payments upon Termination or Change in Control

Name Category of Payment	Potential Payments upon Termination Other Than for Cause($)(1)		Potential Payments Following Change in Control without Termination Other Than for Cause($)(2)	Potential Payments upon Termination Other Than for Cause Following Change in Control($)(3)
Gordon Stitt(4)	$0		$0	$0

Mark Canepa
Salary(5)	$480,000	(6)	$0	$480,000	(7)
Bonus	$280,000	(8)	$0	$336,000	(9)
Equity award vesting acceleration(10)	$85,000	(11)	$745,000	$745,000	(12)
Health and welfare benefits	$10,507	(13)	$0	$10,507	(14)

Total	$855,507		$745,000	$1,571,507

William R. Slakey(15)	$0		$0	$0

Michael J. Palu
Salary(5)	$0		$0	$175,000	(7)
Bonus	$0		$0	$81,000	(9)
Equity award vesting acceleration(10)	$0		$20,250	$20,250	(12)
Health and welfare benefits	$0		$0	$7,980	(14)

Total	$0		$20,250	$284,230

Karen M. Rogge
Salary(5)	$175,000	(16)	$0	$350,000	(7)
Bonus	$0		$0	$52,500	(9)
Equity award vesting acceleration(17)	$0		$0	$0
Health and welfare benefits	$0		$0	$7,980	(14)

Total	$175,000		$0	$410,480

Alexander Gray
Salary(5)	$200,000	(18)	$0	$400,000	(7)
Bonus	$0		$0	$160,000	(9)
Equity award vesting acceleration(10)	$0		$202,500	$202,500	(12)
Health and welfare benefits	$0		$0	$23,246	(14)

Total	$200,000		$202,500	$785,746

Herb Schneider(19)
Salary(5)	$0		$0	$241,500	(7)
Bonus	$0		$0	$96,600	(9)
Equity award vesting acceleration(10)	$0		$39,000	$39,000	(12)
Health and welfare benefits	$0		$0	$16,293	(14)

Total	$0		$39,000	$393,393

Frank Carlucci(20)	$0		$0	$0

Helmut Wilke
Salary(5)	$137,500	(21)	$0	$275,000	(7)
Bonus	$0		$0	$47,406	(9)(22)
Equity award vesting acceleration(23)	$0		$0	$0
Health and welfare benefits	$0		$0	$7,943	(14)

Total	$137,500		$0	$330,349

Total (All Named Executive Officers)	$1,368,007		$1,006,750	$3,775,705

(1)	Assumes termination without cause as of June 29, 2007 (the last business day of the Company’s last fiscal year), not within one year after a change in control; except that with respect to Mr. Stitt, assumes retirement from the Company as of August 30, 2006; and with respect to Mr. Slakey, assumes resignation from the Company as of August 4, 2006; and with respect to Mr. Schneider, assumes resignation as of June 30, 2007; and with respect to Mr. Carlucci, assumes resignation as of July 2, 2007. For purposes hereof, “cause” is defined as described, as applicable to each officer, in “Summary of Employment and Other Agreements” elsewhere in this “Executive Compensation” section of this proxy statement on Schedule 14A. As a condition to receiving any benefits under this column, the applicable named executive officer is required to execute a general release of known and unknown claims in a form satisfactory to the Company.
(2)	Assumes a hypothetical change in control as of June 29, 2007, with no termination without cause within one year after such change in control; except that with respect to Messrs. Stitt and Slakey, assumes no benefits payable due to their retirement/resignation from the Company before June 29, 2007. Also assumes that the company acquiring Extreme in the hypothetical change in control did not assume or substitute equivalent replacements for the outstanding options and stock appreciation rights (“SARs”) of the participants in the Severance Plan, and that, accordingly under the Severance Plan, the vesting and exercisability under all options, SARS and all other awards, including restricted stock and restricted stock units, held by the participants in the Severance Plan accelerated in full as of the hypothetical change in control as of June 29, 2007. However, pursuant to the Severance Plan, if, in the event of a change in control of the Company, the participant in the Severance Plan is not terminated and the acquirer assumes such participant’s outstanding options and SARS (which situation is not assumed for purposes of this table), (a) the vesting of only fifty percent (50%) of the participant’s then unvested options and SARs shall be accelerated as of the date of the change in control and the remainder of such participant’s unvested options and SARs shall vest in equal monthly installments over a period equal to one half of the remainder of the participant’s original vesting schedule, and (b) the vesting of all other awards, including restricted stock and restricted stock units would accelerate in full upon such change in control.
(3)	Assumes termination without cause as of June 29, 2007 (the last business day of the Company’s last fiscal year), within one year after a change in control; except that with respect to Messrs. Stitt and Slakey, assumes no benefits payable due to their retirement/resignation from the Company before June 29, 2007.
(4)	Mr. Stitt retired as the Company’s President and Chief Executive Officer as of August 30, 2006, and he received no payments in connection with his retirement from the Company, except that he remained with the Company as a regular employee until December 4, 2006, until which time he continued to earn his then-current base salary ($400,000, on an annualized basis) in connection with material services that he continued to provide to the Company in connection with such transition. Thereafter, Mr. Stitt received no further base salary from the Company.
(5)	The amounts listed in these rows do not include the payment of accrued salary and vacation that would be due upon termination of employment, are not adjusted for any applicable tax withholding, and do not include portions of bonuses that may be payable on a pro-rated basis based on the amount earned as of the time of the termination of employment.
(6)	Under his offer letter of employment with the Company, in the absence of a change in control of the Company, in the event that Mr. Canepa is terminated without cause or suffers a material adverse change in his position or duties, subject to his execution of a release of claims against the Company, Mr. Canepa will be entitled to, among other things, 12 months of his base salary then in effect.
(7)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his monthly salary for a period of 12 months in the cases of the chief executive officer and the other named executive officers (excluding our Acting CFO until April 2, 2007, Michael Palu), and six months in the case of eligible vice presidents designated by the Compensation Committee (including Mr. Palu).
(8)

Under his offer letter of employment with the Company, in the absence of a change in control of the Company, in the event that Mr. Canepa is terminated without cause or suffers a material adverse change in his position or duties, subject to his execution of a release of claims against the Company, Mr. Canepa will be entitled to, among other things, a pro rata portion of his annual bonus for that fiscal year. Mr. Canepa’s target bonus percentage for fiscal year 2007 was 70% of his annual salary then in effect.
(9)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant would be entitled to a lump sum payment in an amount equal to the aggregate amount of his prorated annual bonus for a period of 12 months in the cases of the chief executive officer and the other named executive officers (excluding our Acting CFO until April 2, 2007, Michael Palu), and six months in the case of eligible vice presidents designated by the Compensation Committee (including Mr. Palu), with the applicable annual bonus amount to be based upon the aggregate of all annual incentive bonuses that would have been earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved.
(10)	Assumes a price per share of the Company’s common stock equal to $4.05, the closing market price on June 29, 2007 (the last business day of the Company’s last fiscal year). In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on June 29, 2007) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock or restricted stock units, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).
(11)	Under his offer letter of employment with the Company, in the absence of a change in control of the Company, in the event that Mr. Canepa is terminated without cause or suffers a material adverse change in his position or duties, subject to his execution of a release of claims against the Company, Mr. Canepa will be entitled to, among other things, acceleration of 12 months of vesting of the shares subject to his option for 850,000 shares and the 100,000 restricted stock units, each granted to Mr. Canepa on August 30, 2006.
(12)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the vesting and exercisability of options, SARs and all other awards, including restricted stock and restricted stock units, held by the participant would accelerate in full.
(13)	Under his offer letter of employment with the Company, in the absence of a change in control of the Company, in the event that Mr. Canepa is terminated without cause or suffers a material adverse change in his position or duties, subject to his execution of a release of claims against the Company, Mr. Canepa will be entitled to, among other things, reimbursement of 12 months of COBRA premiums. Assumes the Company’s payment of all premiums necessary to cover Mr. Canepa from June 29, 2007 until June 30, 2008, assuming that Mr. Canepa was covered under the Company’s group health plan as of June 29, 2007, and assuming Mr. Canepa’s timely election to continue such benefits until June 30, 2008, calculated assuming that such premiums remain at the amounts in effect as of June 29, 2007.
(14)	Under the Severance Plan, if a participant in the Severance Plan is terminated without cause or resigns as a result of certain adverse circumstances described in the Severance Plan within 12 months after a change in control, among other things, the participant is entitled to reimbursement of 12 months of COBRA premiums in the cases of the chief executive officer and the other named executive officers (excluding our Acting CFO until April 2, 2007, Michael Palu), and six months in the case of eligible vice presidents designated by the Compensation Committee (including Mr. Palu). Assumes the Company’s payment of all premiums necessary to cover the applicable officer from June 29, 2007 until the 12-month or six-month anniversary thereof, as applicable, assuming that the applicable officer was covered under the Company’s group health plan as of June 29, 2007, and assuming the applicable officer’s timely election to continue such benefits until the 12-month or six-month anniversary thereof, as applicable, calculated assuming that such premiums remain at the amounts in effect as of June 29, 2007.
(15)	Mr. Slakey resigned as the Company’s Senior Vice President and Chief Financial Officer as of August 4, 2006, and he received no payments in connection with his resignation from the Company. However, pursuant to a consulting agreement entered into in August 2006 between the Company and Mr. Slakey, the Company retained Mr. Slakey’s services as a consultant for a period of three months after his August 2006 departure from the Company, remitted to Mr. Slakey $15,000 per month in return for such services, for an aggregate of $45,000, and remitted $2,000 per month towards Mr. Slakey’s COBRA expenses for a period of six months, for an aggregate of $12,000.

(16)	Under her offer letter of employment with the Company, in the absence of a change in control of the Company, in the event that Ms. Rogge is terminated without cause, Ms. Rogge will be entitled to six months of her base salary then in effect.
(17)	Although Ms. Rogge’s employment start date was April 2, 2007, her initial option grant was not made until August 3, 2007, after the end of fiscal year 2007. Accordingly, as of June 29, 2007, Ms. Rogge held no equity, and no vesting acceleration would have been applicable.
(18)	Under his offer letter of employment, in the absence of a change in control of the Company, in the event that Mr. Gray is terminated without cause, Mr. Gray will be entitled to a lump sum payment equal to six months of his base salary at the time of termination.
(19)	Mr. Schneider resigned as the Company’s Vice President of Research and Development as of June 30, 2007, and he received no payments in connection with his resignation from the Company. Because such resignation occurred after June 29, 2007, this table sets forth hypothetical information with respect to Mr. Schneider as of June 29, 2007 (as required by SEC rules).
(20)	Mr. Carlucci resigned as the Company’s Senior Vice President of Worldwide Sales as of July 2, 2007, and he received no payments in connection with his resignation from the Company. Notwithstanding the foregoing, Mr. Carlucci initially notified the Company of his resignation on February 4, 2007, and from April 2, 2007 (the start date of Mr. Carlucci’s successor Mr. Wilke) until the effectiveness of Mr. Carlucci’s resignation as of July 2, 2007, Mr. Carlucci was transitioned to an individual contributor role reporting to our Chief Executive Officer supporting sales strategy, customer transitions and other assignments as determined by the Chief Executive Officer, and in consideration for a general release of claims in favor of the Company, the Company agreed to provide Mr. Carlucci with a continuation of his monthly base salary of $22,917, for an aggregate payment of $115,641 of salary from February 4, 2007, until July 2, 2007, and pro rata commissions earned under the 2007 SVP Sales Commission Plan, for an aggregate payment of $75,890 of commissions from February 4, 2007, until July 2, 2007.
(21)	Under his offer letter of employment, in the absence of a change in control of the Company, in the event that Mr. Wilke is terminated without cause, Mr. Wilke will be entitled to a lump sum payment equal to six months of his base salary at the time of termination.
(22)	Includes $6,600 pro-rated portion of bonus under 2007 Bonus Plan and $40,806 pro-rated portion of bonus under 2007 SVP Sales Commission Plan.
(23)	Although Mr. Wilke’s employment start date was April 2, 2007, his initial option grant was not made until August 3, 2007, after the end of fiscal year 2007. Accordingly, as of June 29, 2007, Mr. Wilke held no equity, and no vesting acceleration would have been applicable.

Compensation Committee Interlocks and Insider Participation

See “Compensation Committee Interlocks and Insider Participation” under “Corporate Governance” elsewhere in this proxy statement on Schedule 14A, which is hereby incorporated by reference into this “Executive Compensation” section of this proxy statement on Schedule 14A.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Actual or Potential Conflicts of Interest

Until September 1, 2006, Mr. West, the Chairman of the Board of Directors until October 2006, was engaged by us as “working chairman,” and in this capacity, he spent a significant amount of time working with Mr. Stitt on the management of Extreme Networks. His compensation as chairman was structured in light of this role, and his responsibility for working with Mr. Stitt on our long-term success. During fiscal 2006, Mr. West received an annual cash retainer of $160,000. Mr. West is not standing for re-election to the Board of Directors at the 2007 Annual Meeting.

During the first part of fiscal 2006, we employed Christina Carinalli, the daughter of Charles Carinalli, as a financial analyst, a non-executive position. In that capacity, Ms. Carinalli was paid an annual salary of approximately $107,000. Ms. Carinalli resigned from Extreme Networks in October 2005 to pursue another career opportunity. We do not believe that Mr. Carinalli had any material interest, direct or indirect, in his daughter’s employment relationship or compensation arrangement with us.

Except as otherwise disclosed above or in the section entitled “EXECUTIVE COMPENSATION AND OTHER MATTERS” section of this proxy statement on Schedule 14A, during the fiscal year ended July 1, 2007, there was not, nor is there currently proposed, any transaction or series of similar transactions to which Extreme Networks was or is to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of voting securities of Extreme Networks and members of that person’s immediate family had or will have a direct or indirect material interest.

Reporting, Review and Approval of Related Party Transactions

Pursuant to the charter of the Audit Committee, the Audit Committee has the responsibility and duty to approve all related-party transactions after reviewing each such transaction for potential conflicts of interests and other improprieties. Pursuant to the Company’s Code of Business Conduct and Ethics:

•

Each employee, including each executive officer, is prohibited from engaging in activities that compete with the Company or compromise its interests unless first notifying the VP General Counsel or the VP Human Resources of the Company, and obtaining a waiver in writing in each instance. Each employee is required to inform his or her manager or the Company’s legal department of any conflict of interest, and is encouraged to consult with his or her manager or the Company’s legal department if such employee becomes aware of any conflict or potential conflict, or has a question as to a potential conflict.

•

Each member of the Company’s Board of Directors is prohibited from participating in any activities that are contrary to the Company’s interests, or which interfere with the director’s ability to perform his or her duties objectively and effectively, or which interfere with the director’s duty of loyalty to the Company and its stockholders. Each member of the Board is required to disclose to the Board any potential conflict of interest regarding or personal interest in any transaction the Board is considering. As to any potential conflict, the independent directors will consult, as appropriate, with management and counsel in assessing the potential conflict, and the appropriate action or procedure for addressing or avoiding the potential conflict. A director will recuse him or herself from participation in any deliberation or decision regarding a matter or transaction in which there is a conflict of interest between the Company’s interests and the director’s personal interests or the interests of any other entity to which the director provides services. In the event a director becomes aware of any potential corporate opportunity that such director believes would have any direct or indirect value to the Company, such director is required to advise the Chief Executive Officer or the Board of Directors of such opportunity. In addition, each director will notify the Board of Directors of any outside board seats, public or private, on which such director has agreed to serve. Related party transaction in which a director may be involved are subject to the review of the Audit Committee.

•

The Code of Business Conduct and Ethics provides the following non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Business Conduct and Ethics (a “Subject Person”):

•	Receipt, by a Subject Person or a member of his or her family, of improper personal benefits as a result of the Subject Person’s position in the Company;

•	Use by the Subject Person of the Company’s property for his or her personal benefit;

•	Engagement by the Subject Person in activities that interfere with the Subject Person’s loyalty to the Company or his or her ability to perform Company duties or responsibilities effectively;

•	Work by a Subject Person simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier;

•

A Subject Person, or a member of his or her family, having a financial interest in a customer, supplier or competitor which is significant enough to cause divided loyalty with the Company, or the appearance of divided loyalty (with the significance of a financial interest depending on many factors, such as size of investment in relation to the Subject Person’s income, net worth and/or financial needs, the Subject Person’s potential to influence decisions that could impact the Subject Person’s interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

•

Acquisition, by a Subject Person or a member of his or her family, of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the Subject Person has reason to know the Company has, or might have, a legitimate interest;

•

Receipt, by a Subject Person or a member of his or her family, of a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•

A Subject Person’s divulging or using the Company’s confidential information – such as financial data, customer information, or computer programs – for the Subject Person’s own personal or business purposes that are not first approved by the Company’s VP General Counsel or VP Human Resources in writing;

•

A Subject Person’s making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to the Company and which the customer, supplier or competitor would not otherwise have taken;

•

A Subject Person’s being given the right to buy stock in other companies or receipt of cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company;

•	A Subject Person’s, or his or her family member’s, solicitation or acceptance of valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors; and

•	A Subject Person’s giving or receipt or gifts not in compliance with the Foreign Corrupt Practices Act.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to the Company or any of its subsidiaries at any time during fiscal year 2007 in an amount in excess of $60,000, other than as may be described in this “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section of this proxy statement on Schedule 14A.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2005 Equity Incentive Plan, as amended to date (the “2005 Plan”) and the 1999 Employee Stock Purchase Plan, as amended to date (the “Stock Purchase Plan”), which have been approved by our stockholders. The Stock Purchase Plan was adopted by our Board of Directors in January 1999, and was approved by our stockholders in February 1999. The 2005 Plan was adopted by our Board of Directors on October 20, 2005, and was approved by our stockholders on December 2, 2005. The 2005 Plan replaces the 1996 Stock Option Plan (the “1996 Plan”), the 2000 Stock Plan and the 2001 Stock Plan. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the administrator of the 2005 Plan (the Compensation Committee or other committee or subcommittee of the Board of Directors or, in the absence of such committee, the Board of Directors) may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

The following table summarizes our equity compensation plans as of July 1, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders	5,387,290	(1)	$3.62	17,502,420	(4)
Equity compensation plans not approved by security holders	1,624,967	(2)	$8.71	0

Totals	7,012,257		$4.82	17,502,420

(1)	Of this amount, options for 3,950,905 shares and 149,000 shares of restricted stock were issued under the 2005 Plan, and options for 1,287,385 shares were issued under the 1996 Plan.
(2)	Of this amount, options for 707,774 shares were issued under the 2000 Stock Plan and options for 917,193 shares were issued under the 2001 Stock Plan. Excludes 21,186 outstanding options with an average exercise price of $1.18 that were assumed in connections with acquisitions. No additional options are available for future issuance under such acquired plans.
(3)	Effective as of December 2, 2005, the 1996 Plan, the 2000 Stock Plan and the 2001 Stock Plan were terminated and up to 11,000,000 shares subject to awards that remained outstanding under the 1996 Plan, the 2000 Stock Plan and the 2001 Stock Plan as of December 2, 2005 and which subsequently terminate without having been exercised or which are forfeited to the Company were added to the shares available under the 2005 Plan.
(4)	Of this amount 5,583,496 shares were available for issuance under the Stock Purchase Plan and 11,918,924 shares were available for issuance under the 2005 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person. Based solely on our review of the forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in the fiscal year ended July 1, 2007, except that a Form 4 (“Statement of Changes in Beneficial Ownership of Securities”) was not timely filed for Alexander Gray in connection with a sale of shares made by him in January 2007. For such individual, there was one late report with respect to one transaction that was not reported on a timely basis. This form was filed subsequently.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Securities and Exchange Commission’s Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2007 and this proxy statement on Schedule 14A. The material in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, will be deemed “furnished” in the Company’s Annual Report on Form 10-K for fiscal year 2007, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

COMPENSATION COMMITTEE

Charles Carinalli
Bob L. Corey
Harry Silverglide

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing opinions on our annual financial statements and our internal control over financial reporting as of the end of the fiscal year. It is not the duty or responsibility of the Audit Committee or its members to conduct any type of auditing or accounting review or procedure, and each member of the Audit Committee relies on the integrity of those persons and organizations within and outside Extreme Networks from whom it receives information and the accuracy of the financial and other information provided to the Audit Committee.

The members of the Audit Committee during fiscal year 2007 were Messrs. Charles Carinalli, Bob L. Corey and Harry Silverglide. At all times the Audit Committee has consisted of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Board has determined that Mr. Corey is the audit committee financial expert as such term is defined in the rules of the SEC.

The Audit Committee has discussed and reviewed with the independent auditors all matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, SEC rules and other professional standards. The Audit Committee has received from the independent auditors a formal written statement describing all relationships between the auditors and Extreme Networks that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their audit of our financial statements and our internal control over financial reporting as of the end of the fiscal year, our internal audits and the overall quality of our financial reporting. Additionally, the Audit Committee has discussed and reviewed with management the audited financial statements and management’s report on internal control over financial reporting as of the end of the fiscal year.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended July 1, 2007 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2008.

The aggregate fees billed for professional services rendered for the audit of our annual financial statements and our internal control over financial reporting as of the end of the fiscal year by Ernst & Young LLP for fiscal year 2007 and for their review of the unaudited interim financial statements included in our Quarterly Reports on Forms 10-Q for fiscal year 2007, including accounting consultations on matters addressed during the annual audit and interim reviews, and audit of our restated financial statements for fiscal years 2000 to 2005 related to the investigation by the Option Special Committee were $3,609,000. The aggregate fees billed for professional services rendered by Ernst & Young LLP, other than the audit and audit-related fees, were $110,000. These fees were for professional services including domestic and foreign tax-planning, tax return preparation, and procedures related to the filing of corporate documents.

AUDIT COMMITTEE

Bob. L. Corey

Charles Carinalli

Harry Silverglide

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Extreme Networks under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Extreme Networks specifically incorporates such information by reference.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be brought before an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the rules of the SEC. Under our bylaws, in order for a stockholder proposal to be properly brought before any annual meeting, the proposal must be timely and received at our principal executive offices, addressed to the Secretary, not later than July 9, 2008, or 120 days prior to the one-year anniversary of this year’s mailing date for the Proxy Statement. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than July 9, 2008. If no annual meeting was held in the previous year, the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement or the proposal is for a special meeting, stockholder proposals may be brought not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If a stockholder proposal is brought before the 2008 annual meeting of stockholders, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we provide information in our 2008 proxy statement (a) regarding the nature of the matter and (b) advising stockholders how management intends to exercise its discretion to vote on the matter.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2007 Annual Meeting, other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

COMMUNICATING WITH EXTREME NETWORKS

You can obtain information about Extreme Networks by one of the following methods:

1.    Extreme Network’s home page on the Internet, located at www.extremenetworks.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the SEC. Online versions of this Proxy Statement, our 2007 Annual Report on Form 10-K, our stock price performance graph and our letter to stockholders are located at http://www.extremenetworks.com/aboutus/investor/fdoc.asp.

2.    To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (408) 579-3030.

For all other matters, please contact our Investor Relations at (408) 579-3030, or send your correspondence to the following address:

Extreme Networks, Inc. 3585 Monroe Street Santa Clara, CA 95051 Attn: Investor Relations

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of stockholder communications at http://www.extremenetworks.com/aboutus/investor/Default.asp. For more information, see “Electronic Delivery of Stockholder Communications.”

BY ORDER OF THE BOARD OF DIRECTORS

Mark Canepa President and Chief Executive Officer

OCTOBER 25, 2007

EXTREME NETWORKS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on Thursday, December 6, 2007

Solicited by the Board of Directors

The undersigned hereby appoints Mark Canepa and Alicia Jayne Moore, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Extreme Networks, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Extreme Networks, Inc. to be held at the Executive Briefing Center, Extreme Networks, Inc., 3585 Monroe Street, Santa Clara, California 95051, on Thursday, December 6, 2007 at 2:00 p.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Extreme Networks Proxy Statement dated October 25, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2 SET FORTH IN THE PROXY STATEMENT.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE

SIDE

☒	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

i.    To elect the Class III directors to hold office for a three-year term and until their successors are elected and qualified or until their earlier resignation or removal:

Charles Carinalli

John C. Shoemaker

☐	FOR	☐	WITHHOLD ALL	☐	FOR ALL EXCEPT

(INSTRUCTION: To withhold authority to vote for the nominee, mark “FOR ALL EXCEPT” and write the nominee’s name in the line below:                                             .

ii.    To ratify the appointment of Ernst & Young LLP, independent registered public accounting firm, as Extreme Networks, Inc.’s independent auditors for the fiscal year ending June 29, 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN

iii.    The transaction of such other business as may properly come before the meeting.

FOR ADDRESS CHANGES PLEASE CHECK THIS BOX AND WRITE THEM ON BACK WHERE INDICATED	☐	PLEASE INDICATE IF YOU PLAN TO ATTEND THE MEETING	☐ YES	☐ NO

Please sign here. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.	Signature [Please Sign Within Box] Signature (Joint Owners):	Date: Date: